UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

March 11, 2014

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders (the “Annual Meeting”) of CommScope Holding Company, Inc., a Delaware corporation (the “Company”), to be held on Friday, May 2, 2014 at 1:30 p.m., local time, at JPMorgan Chase & Co., 277 Park Avenue – 2nd Floor Conference Center, New York, NY 10172.

At the Annual Meeting we will review the Company’s activities in 2013, as well as the outlook for 2014. Details of the business to be conducted and the matters to be considered at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

You will also find information regarding the matters to be voted on in the attached Notice of Annual Meeting and Proxy Statement. We are sending our stockholders a notice regarding the availability of this Proxy Statement, our 2013 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the materials.

Whether or not you attend in person, it is important that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card, or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience. You are, of course, welcome to attend the Annual Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.

Sincerely,

Marvin S. Edwards, Jr.

President and Chief Executive Officer

COMMSCOPE HOLDING COMPANY, INC.

1100 CommScope Place, SE

Hickory, North Carolina 28602

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	1:30 p.m. E.D.T. on Friday, May 2, 2014

Place:	JPMorgan Chase & Co. 277 Park Avenue, 2nd Floor Conference Center New York, NY 10172

Who Can Vote:	Only holders of our common stock at the close of business on March 10, 2014 will be entitled to receive notice of, and to vote at, the Annual Meeting.

Annual Report:	Our 2013 Annual Report to Stockholders accompanies but is not part of these proxy materials.

Proxy Voting:	Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting.

Items of Business:

•        To elect three Class I directors for terms ending at the 2017 Annual Meeting of Stockholders;

•        To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

•        To vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation paid to our named executive officers;

•        To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•        To transact any other business that may properly come before the Annual Meeting.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement are first being mailed to stockholders on or about March 11, 2014.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Frank B. Wyatt, II

Secretary

March 11, 2014

Page
PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	3
May I change my vote after I have submitted a proxy?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	3
Who is paying for the cost of this proxy solicitation?	4
What do I need to do to attend the meeting in person?	5
Is there a list of stockholders entitled to vote at the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5
CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS	6
Controlled Company	6
Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	7
Director Independence	7
Nominations for Directors	7
Director Qualifications	8
Board Composition	8
Stockholder Communications with Board of Directors	9
Board Meetings, Attendance and Executive Sessions	9
Board Committees	9
Compensation Committee Interlocks and Insider Participation	11
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	11
Dividends	12
Management Agreement	12
Amended and Restated Stockholders Agreement	12
Indemnification Agreements	13
Employment Agreements	13
Registration Rights Agreement	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
EXECUTIVE OFFICERS	16
PROPOSAL No. 1: ELECTION OF DIRECTORS	18
PROPOSAL No. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
PROPOSAL No. 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	23
PROPOSAL No. 4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
AUDIT COMMITTEE REPORT	26
COMPENSATION COMMITTEE REPORT	27

i

ii

PROXY STATEMENT

Annual Meeting of Stockholders

May 2, 2014

This proxy statement and accompanying proxy (the “Proxy Statement”) are being furnished to the stockholders of CommScope Holding Company, Inc., a Delaware corporation (the “Company” or “CommScope”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or the “Board of Directors”) for use at the Annual Meeting of Stockholders, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders. The Annual Meeting will be held on May 2, 2014 at 1:30 p.m., local time, at JPMorgan Chase & Co., 277 Park Avenue – 2nd Floor Conference Center, New York, NY 10172.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this Proxy Statement because you owned shares of CommScope common stock at the close of business on March 10, 2014 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 11, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 185,962,444 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 92,981,223 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are four proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1 — Election of three Class I directors to serve until the 2017 Annual Meeting of Stockholders;

•	Proposal No. 2 — Advisory vote to approve the compensation paid to our named executive officers;

•	Proposal No. 3 — Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers; and

•	Proposal No. 4 — Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

The Board recommends that you vote:

•	Proposal No. 1 — FOR the election of the three nominees to the Board;

•	Proposal No. 2 — FOR the advisory vote to approve the compensation paid to our named executive officers;

•	Proposal No. 3 — For EVERY YEAR as the frequency of future advisory votes on the compensation paid to our named executive officers; and

•	Proposal No. 4 — FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

Mark A. Olson and Frank B. Wyatt, II, two of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•	In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•	In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our Corporate Secretary an instrument revoking the proxy;

•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Who will serve as the proxy tabulator and inspector of election?

A representative from American Stock Transfer & Trust Company, LLC, will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Form 8-K filed with the Securities and Exchange Commission (the “Commission”) within four business days of the Annual Meeting.

What vote is required to approve each proposal?

The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 (Proposal No. 4). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the advisory vote on the compensation paid to our named executive officers (Proposal No. 2) or the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 2 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 — Election of directors	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected	Abstentions and broker non- votes will not affect the outcome of the vote

No. 2 — Advisory vote to approve compensation paid to our named executive officers	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal; broker non-votes will not affect the outcome of the vote.

No. 3 — Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy*	Abstentions and broker non- votes will not affect the outcome of the vote

No. 4 — Ratification of appointment of independent registered public accounting firm	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy	Abstentions will count as votes against the proposal; broker non-votes will not affect the outcome of the vote.

*	In determining the frequency with which we hold future advisory votes on the compensation paid to our named executive officers, the Board will consider the frequency (every 3, 2 or 1 years) receiving the most votes as representing the stockholders’ views on how frequently such votes should occur.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors, and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will pay brokers, banks, and certain other holders of record holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies from stockholders. Morrow & Co., LLC will receive a solicitation fee of approximately $6,500 plus reimbursement of certain out-of-pocket expenses.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of CommScope stock as of the close of business on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of CommScope stock as of the close of business on March 10, 2014;

•	the Notice of Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you received your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at 1100 CommScope Place, SE, Hickory, North Carolina 28602. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of our Proxy Statement and 2013 Annual Report, unless we have received contrary instructions from such stockholder. Stockholders who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder that received a householded mailing. If you would like an additional copy of the Proxy Statement or 2013 Annual Report, please contact our Corporate Secretary, by mail at 1100 CommScope Place, SE, Hickory, North Carolina 28602 or by phone at (828) 324-2200. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2013 Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219 or by phone at (800) 937-5449.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Controlled Company

For purposes of the rules of Nasdaq, we are and expect to continue to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. On January 14, 2011, CommScope Holding Company, Inc., an affiliate of the Carlyle Group, or “Carlyle,” acquired the equity of CommScope, Inc., or the “Acquisition.” Since the Acquisition, Carlyle has controlled more than 50% of the combined voting power of our common stock and has the right to designate a majority of the members of our Board of Directors for nomination for election and the voting power to elect such directors. Accordingly, we take advantage of certain exemptions from corporate governance requirements provided in the rules of Nasdaq, and we intend to continue to take advantage of these exemptions from corporate governance requirements for so long as we continue to be a controlled company. Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a compensation committee composed entirely of independent directors or (iii) our director nominees selected, or recommended for selection by the Board of Directors, either by (a) independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate or (b) a nomination committee comprised solely of independent directors. Therefore, we do not have a majority of independent directors, our Nominating and Compensation Committees do not consist entirely of independent directors and such committees will not be subject to annual performance evaluations; accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules. The controlled company exemption does not modify the independence requirements for audit committees, and we are in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules, which require that our Audit Committee be composed of at least three members, one of whom was independent upon the listing of our common stock on Nasdaq and a majority of whom were independent within 90 days thereof. We also intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules, which require that each member of our Audit Committee be independent within one year of the IPO.

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Conduct that applies to all of our directors, executive officers and Senior Financial and Accounting Officers. We have also adopted a Code of Ethics and Business Conduct that applies to all of our employees. We have also adopted Corporate Governance Guidelines. A copy of the current versions of the Code of Conduct, the Code of Ethics and Business Conduct and the Corporate Governance Guidelines, are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602, or by phone at (828) 324-2200.

Board Leadership Structure

The Company currently has two separate individuals serving in the positions of Chairman of the Board and Chief Executive Officer. The Board of Directors does not have a set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board regularly evaluates whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Corporation. The Board believes these issues should be considered as part of the Board’s broader oversight and succession planning process.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with reviewing with management, the independent auditors and our legal counsel, as appropriate, our compliance with legal and regulatory requirements and any related compliance policies and programs. The Audit Committee is also tasked with reviewing our financial and risk management policies. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee. The Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Director Independence

Our Corporate Governance Guidelines, which are available on our website as described above, require that the Board be comprised of a majority of directors who qualify as independent directors under applicable Nasdaq rules, unless we are a “controlled company” as defined by Nasdaq rules. As described above, we qualify as a controlled company under applicable Nasdaq rules and are not required to have a majority of independent directors. The Board has determined that each of Timothy T. Yates and Austin A. Adams is independent under applicable Nasdaq rules. The Board has determined that each of Marvin S. Edwards, Jr., Frank M. Drendel, Claudius E. Watts IV, Campbell R. Dyer, Marco De Benedetti, Peter J. Clare, Stephen C. Gray and L. William Krause is not independent.

Nominations for Directors

Subject to our amended and restated stockholders agreement, the Nominating Committee will consider director nominees recommended by stockholders. For more information regarding our amended and restated stockholders agreement, see below under the heading “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.” A stockholder who wishes to recommend a director candidate for consideration by the Nominating Committee should send such recommendation to our Corporate Secretary at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our Bylaws. See “STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2015 ANNUAL MEETING “ for more information on these procedures.

The Nominating Committee will consider and evaluate persons recommended by the stockholders in the same manner as it considers and evaluates other potential directors. However, as described in more detail below, pursuant to our amended and restated stockholders agreement, Carlyle currently has the right to designate nine of our eleven board members, and Messrs. Drendel and Edwards have the right to be nominated for the remaining two board positions. See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Director Qualifications

Subject to our amended and restated stockholders agreement, the Nominating Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors. For more information regarding our amended and restated stockholders agreement, see below under the heading “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.” In reviewing such candidates, our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating Committee must consider when evaluating a director candidate for membership on the Board of Directors. These criteria are as follows: (i) reputation for integrity, honesty and adherence to high ethical standards; (ii) demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to the decision-making process; (iii) commitment to understand us and our industry and to regularly attend and participate in meetings of the Board of Directors and its committees; and (iv) ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, clients, governmental units, creditors and the general public, and to act in the interests of all stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our Corporate Governance Guidelines also require the Nominating Committee to consider the mix of backgrounds and qualifications of the directors in order to assure that the Board of Directors has the necessary experience, knowledge and abilities to perform its responsibilities effectively and to consider the value of diversity on the Board of Directors. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, religion, national origin, sex, sexual orientation or disability.

Board Composition

Our Board of Directors currently consists of ten members. Frank M. Drendel is our Chairman of the Board of Directors.

The number of members on our Board of Directors may be modified from time to time exclusively by resolution of our Board of Directors, subject to the terms of our amended and restated stockholders agreement. Our Board is divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

In connection with the Acquisition, we entered into a stockholders agreement with Carlyle, members of management who hold common stock and certain other stockholders. Upon the effectiveness of the registration statement that was filed in connection with the IPO, the stockholders agreement was amended and restated. See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.” Pursuant to the amended and restated stockholders agreement, but subject to the annual election process, Carlyle has the right to designate nine of our eleven directors. Mr. Drendel will also be a director, and shall serve as the non-executive chairman of the Board, for so long as he is employed by us pursuant to his employment agreement. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control

Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel. The final director is our senior ranking executive officer, who, for so long as he serves as our chief executive officer, will be Marvin S. Edwards, Jr. All parties to the amended and restated stockholders agreement have agreed to vote their shares in favor of such designees. Carlyle is not obligated to designate the entire number of directors to which it is entitled and any such undesignated positions shall remain vacant until such time as Carlyle exercises its right to designate such additional directors. Currently, Carlyle has designated only eight of the nine director positions to which it is entitled under the amended and restated stockholders agreement. The position for the additional Carlyle designee shall remain vacant until such time as Carlyle desires to exercise its right to designate a director to fill this vacancy, or, if it loses its right to designate any directors pursuant to the terms of the amended and restated stockholders agreement, these positions will be filled by our stockholders in accordance with our amended and restated certificate of incorporation, or the “Certificate of Incorporation,” and Bylaws. Messrs. Adams, Clare, De Benedetti, Dyer, Gray, Krause, Watts and Yates have been designated by Carlyle.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. See “Proposal No. 1: Election of Directors.” We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Stockholder Communications with Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board of Directors or any of the directors. Stockholders may send written communications to the Board of Directors, or any of the individual directors, c/o the Corporate Secretary of the Company at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis. In addition, all directors are invited, but not required, to attend our annual meetings.

Board Meetings, Attendance and Executive Sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our annual stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. In 2013, the Board held ten meetings and committees of the Board held a total of eight meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served.

In general, the Board reserves time following each regularly scheduled meeting to allow the non-management Board members and the independent directors to each meet in executive sessions.

Board Committees

Our Board of Directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the Board of Directors and three standing committees: the Audit, the Compensation and the Nominating Committee. In addition, from time to time, other committees may be established under the direction of the Board of Directors when necessary or advisable to address specific issues.

Each of the Audit Committee, Compensation Committee and Nominating Committee operate under a charter that was approved by our Board of Directors. A copy of each of these charters is available on our website at www.commscope.com.

Audit Committee

The Audit Committee, which consists of Messrs. Yates (Chairman), Adams and Dyer, is responsible for, among its other duties and responsibilities, assisting the Board of Directors in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Conduct and Code of Ethics and Business Conduct, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee also has the authority to review and approve our decision to enter into derivatives and swaps and to establish policies and procedures with respect thereto, including utilizing the commercial end-user exemption to enter into non-cleared swaps which are not executed through a board of trade or swap execution facility. Mr. Yates was appointed as the Chairman of the Audit Committee on February 20, 2014. Mr. Dyer served as the Chairman of the Audit Committee prior to the appointment of Mr. Yates to this position. The Board of Directors has determined that each of Messrs. Yates, Adams and Dyer is an “audit committee financial expert” as such term is defined under the applicable regulations of the Commission and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq. The Board of Directors has also determined that Messrs. Adams and Yates are independent under Rule 10A-3 under the Exchange Act and the Nasdaq standard, for purposes of the Audit Committee. Rule 10A-3 under the Exchange Act requires that all members of the Audit Committee be independent (within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq standard) within one year from the date of our IPO. We intend to comply with this independence requirement. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

In 2013, the Audit Committee met five times.

Compensation Committee

The Compensation Committee, which consists of Messrs. Watts (Chairman), Dyer and Krause, is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our chief executive officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans. The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of executive officers and management in the compensation process are each described under the heading “Determination of Compensation Awards” in this Proxy Statement.

In 2013, the Compensation Committee met three times.

Nominating Committee

The Nominating Committee, which consists of Messrs. Watts (Chairman), Dyer and Krause, is, subject to our amended and restated stockholders agreement, responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board of Directors for election to our Board of Directors and reviewing the composition of the Board of Directors and its committees. For more information regarding the amended and restated agreement, see “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

The Nominating Committee was formed on October 24, 2013 in connection with the IPO and did not meet in 2013.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, our Compensation Committee consisted of Messrs. Watts (Chairman), Dyer and Krause. None of the members of our Compensation Committee is currently one of our officers or employees. Messrs. Watts and Dyer are employed by Carlyle, and Mr. Krause is a Senior Advisor to Carlyle. Carlyle is a party to a stockholders agreement with our Company and other stockholders. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” In addition, during the year ended December 31, 2013, we paid Carlyle fees of $23.2 million under a management agreement between us and Carlyle (approximately $20.2 million of which was to terminate the management agreement), and we also paid dividends during 2012 and 2013 of approximately $727.0 million to Carlyle according to its ownership of our common stock. See “Certain Relationships and Related Party Transactions—Management Agreement,” and “—Dividends.” During the year ended December 31, 2013, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

•	review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, if the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;

•	transactions where the related person’s interest is only as an employee, director or owner of less than ten percent (10%) of the equity in another entity, if the aggregate amount involved does not exceed the greater of $200,000 or five percent (5%) of the recipient’s total annual revenues for such year;

•	charitable contributions to an organization, foundation or university at which the related person’s only relationship is as an employee or a director, if the aggregate amount involved does not exceed the greater of $200,000 or five percent (5%) of the charitable organization’s total annual receipts;

•	transactions where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis;

•	transactions determined by competitive bids;

•	certain regulated transactions involving the rendering of services at rates or charges fixed by law or governmental authority; and

•	certain transactions involving banking-related services such as services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family members, is a related person.

Dividends

On November 30, 2012, we declared and paid a special dividend of $200.0 million, or $1.29 per share, on our common stock and made a cash payment of $0.7 million to certain option holders in lieu of adjusting the strike price of their options. In addition, on May 20, 2013 and June 28, 2013, we declared special dividends of $342.8 million, or $2.21 per share (paid on May 28, 2013), and $195.9 million, or $1.26 per share (paid on June 28, 2013), respectively, on our common stock. We also made distributions to option holders of $7.2 million (paid on June 15, 2013) and $4.1 million (paid on July 15, 2013) in lieu of adjusting the strike price of their options otherwise required in connection with these special dividends in 2013. As part of these dividends and payments during 2012 and 2013, dividends of approximately $727.0 million were paid to Carlyle according to its ownership of common stock and dividends and payments totaling approximately $20.5 million were paid to our directors and executive officers according to their respective ownership of common stock and common stock options.

Management Agreement

On January 14, 2011, in connection with the Acquisition, we entered into a management agreement with Carlyle, pursuant to which we paid Carlyle a fee for consulting and oversight services provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we paid an annual management fee to Carlyle of $3.0 million plus expenses. Further, under this agreement Carlyle was entitled to additional reasonable fees and compensation agreed upon by the parties for advisory and other services provided by Carlyle to us from time to time, including additional advisory and other services associated with acquisitions and divestitures or sales of equity or debt instruments. We paid Carlyle a fee of approximately $20.2 million to terminate the management agreement in connection with the consummation of the IPO.

Amended and Restated Stockholders Agreement

In connection with the Acquisition, on January 14, 2011, we entered into a stockholders agreement with Carlyle, members of management who held our common stock and certain other of our stockholders. Upon the effectiveness of the registration statement that was filed in connection with the IPO, the stockholders agreement was amended and restated. Pursuant to the amended and restated stockholders agreement, our Board of Directors will consist of up to eleven members, with Carlyle having the right to designate nine of the board members, Mr. Drendel shall also have the right to serve as a board member, and shall serve as the non-executive chairman of the Board, for so long as he is employed by us pursuant to his employment agreement. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel. In addition, our senior ranking executive officer has the right to serve as a board member, who, for so long as he serves as our chief executive officer, will be Mr. Edwards. All parties to the amended and restated stockholders agreement have agreed to vote their shares in favor of such designees. Carlyle is not obligated to designate the entire number of directors to which it is entitled and any such undesignated positions shall remain vacant until such time as Carlyle exercises its right to designate such additional directors. Currently, Carlyle has designated only eight of the nine director positions to which it is entitled under the amended and restated stockholders agreement. The position for the additional Carlyle designee shall remain vacant until such time as Carlyle desires to exercise its right to designate a director to fill this vacancy, or, if it loses its right to designate any directors pursuant to the terms of the amended and restated stockholders agreement, these positions will be filled by our stockholders in accordance with our Certificate of Incorporation and Bylaws.

Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with each of our directors and certain of our officers. We also entered into an indemnification agreement with Mr. Adams when he joined our Board in January 2014. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions under Delaware law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

Employment Agreements

See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for information regarding the employment agreements that we have entered into with our executive officers.

Registration Rights Agreement

Pursuant to a registration rights agreement that we entered into on January 14, 2011 in connection with the Acquisition, we have granted Carlyle the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended, or the “Securities Act,” covering resales of our common stock held by them, and we have granted Carlyle and certain other stockholders party to that agreement the right to “piggyback” on registration statements filed by us in certain circumstances. As of March 10, 2014, shares subject to the registration rights agreement represent approximately 77.1% of our outstanding common stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The registration rights agreement also requires us to indemnify certain of our stockholders and their affiliates in connection with any registrations of our securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2014 by:

•	each person known to us to own beneficially more than 5% of the capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We had 185,962,444 shares of common stock outstanding as of March 10, 2014. The amounts and percentages of shares beneficially owned are reported on the basis of Commission regulations governing the determination of beneficial ownership of securities. Under the Commission rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner other than Carlyle is c/o CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
Principal Stockholder:
The Carlyle Group, L.P.(1) 1001 Pennsylvania Avenue, NW Washington, DC 20004	141,466,970		76.1%

Executive Officers and Directors:
Marvin S. Edwards, Jr. President, Chief Executive Officer and Director	1,309,270	(2)	*
Mark A. Olson Executive Vice President and Chief Financial Officer	197,190	(3)	*
Randall W. Crenshaw Executive Vice President and Chief Operating Officer	540,218	(4)	*
Frank B. Wyatt, II Senior Vice President, General Counsel and Secretary	298,622	(5)	*
Peter U. Karlsson Senior Vice President, Global Sales	160,772	(6)	*
Frank M. Drendel Director	4,357,622	(7)	2.3%
Claudius E. Watts IV Director	0		*
Campbell R. Dyer Director	0		*
Marco De Benedetti Director	0		*
Peter J. Clare Director	0		*

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
Stephen C. Gray Director	17,145	(8)	*
L. William Krause Director	17,145	(9)	*
Timothy T. Yates Director	0		*
Austin A. Adams Director	0		*
Directors and executive officers as a group (17 persons)	7,120,495	(10)	3.7%

*	Denotes less than 1%
(1)	This information is based on a Schedule 13G filed on February 14, 2014. Carlyle-CommScope Holdings, L.P. is the record holder of 141,466,970 shares of our common stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on Nasdaq. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the managing member of TC Group CommScope Holdings, L.L.C., which is the general partner of Carlyle-CommScope Holdings, L.P. Accordingly, each of the forgoing entities may be deemed to share beneficial ownership of the shares of our common stock owned of record by Carlyle-CommScope Holdings, L.P. The address of Carlyle-CommScope Holdings, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave., N.W., Suite 220 South, Washington, DC 20004.
(2)	Includes 48,645 shares of common stock and options to purchase 1,260,625 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(3)	Includes 9,906 shares of common stock and options to purchase 187,284 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(4)	Includes 19,050 shares of common stock and options to purchase 521,168 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(5)	Includes 27,180 shares of common stock and options to purchase 271,442 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(6)	Includes options to purchase 160,772 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(7)	Includes 1,620,564 shares of common stock, options to purchase 2,113,103 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014, 243,000 shares held in three separate guarantor retained annuity trusts established by Mr. Drendel and 380,955 shares held by the trusts of the deceased spouse of Mr. Drendel.
(8)	Includes options to purchase 17,145 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(9)	Includes options to purchase 17,145 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.
(10)	Includes 2,354,220 shares of common stock and options to purchase 4,766,275 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 10, 2014.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers:

Name	Age	Position

Marvin S. Edwards, Jr.	65	President, Chief Executive Officer and Director

Mark A. Olson	55	Executive Vice President and Chief Financial Officer

Randall W. Crenshaw	56	Executive Vice President and Chief Operating Officer

Frank B. Wyatt, II	51	Senior Vice President, General Counsel and Secretary

Peter U. Karlsson	50	Senior Vice President, Global Sales

Robert W. Granow	56	Senior Vice President, Corporate Controller and Principal Accounting Officer

Philip M. Armstrong, Jr.	52	Senior Vice President, Corporate Finance

Joanne L. Townsend	60	Senior Vice President, Human Resources

Marvin (Eddie) S. Edwards, Jr.

Mr. Edwards became our President and Chief Executive Officer and a member of our Board of Directors following the Acquisition. From January 1, 2010 to the Acquisition, Mr. Edwards was our President and Chief Operating Officer. Prior to that, Mr. Edwards served as our Executive Vice President of Business Development and General Manager, Wireless Network Solutions since the closing of the Andrew acquisition. Prior to the Andrew acquisition in 2007, he served as our Executive Vice President of Business Development and the Chairman of the Board of Directors of our wholly-owned subsidiary, Connectivity Solutions Manufacturing LLC, since April 2005. Mr. Edwards also served as President and Chief Executive Officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between the Company and The Furukawa Electric Co. Mr. Edwards has also served in various capacities with Alcatel, including President of Alcatel North America Cable Systems and President of Radio Frequency Systems.

Mark A. Olson

Mr. Olson became our Executive Vice President and Chief Financial Officer on February 1, 2012. From November 2009 to January 2012, Mr. Olson served as our Senior Vice President and Corporate Controller. Mr. Olson served as Vice President and Controller for Andrew LLC since the closing of the Andrew acquisition. Prior to that acquisition, he was Vice President, Corporate Controller and Chief Accounting Officer of Andrew. Mr. Olson joined Andrew in 1993 as Group Controller, was named Corporate Controller in 1998, Vice President and Corporate Controller in 2000 and Chief Accounting Officer in 2003. Prior to joining Andrew, he was employed by Nortel and Johnson & Johnson.

Randall W. Crenshaw

Mr. Crenshaw became our Executive Vice President and Chief Operating Officer following the consummation of the Acquisition. From January 1, 2010 to the consummation of the Acquisition, Mr. Crenshaw was our Executive Vice President and Chief Supply Officer. Prior to this role, Mr. Crenshaw was Executive Vice President and General Manager, Enterprise since February 2004. From 2000 to 2004, he served as Executive Vice President, Procurement, and General Manager, Network Products Group of the Company. Prior to that time, he held various positions with the Company since 1985.

Frank (Burk) B. Wyatt, II

Mr. Wyatt has been Senior Vice President, General Counsel and Secretary of the Company since 2000. Prior to joining the Company as General Counsel and Secretary in 1996, Mr. Wyatt was an attorney in private practice with Bell, Seltzer, Park & Gibson, P.A. (now Alston & Bird LLP). Mr. Wyatt is also our Chief Ethics and Compliance Officer.

Peter U. Karlsson

Mr. Karlsson has been our Senior Vice President, Global Sales since July 2011. Mr. Karlsson previously served as Senior Vice President, Enterprise Sales since our acquisition of Avaya’s Connectivity Solutions division in 2004. From 2002 to that acquisition, he was Global Vice President, Sales for Avaya’s SYSTIMAX division. Mr. Karlsson joined AT&T in 1989 holding several management positions in the Nordic and Sub-Sahara Africa regions, was named General Manager of Lucent Technologies Global Commercial Markets Southwest Territory in 1997 and Managing Director, Caribbean and Latin America for Lucent Global Business Partners Group in 1999 before transitioning to Vice President, Distribution for Avaya’s Connectivity Solutions division.

Robert W. Granow

Mr. Granow became our Vice President and Corporate Controller on February 1, 2012 and was promoted to Senior Vice President in December 2013. Mr. Granow joined CommScope in 2004 and has held various positions within the Corporate Controller organization. Prior to joining the Company, he was employed by LifeSpan Incorporated, Aetna, Inc. and Arthur Andersen & Co.

Philip M. Armstrong, Jr.

Mr. Armstrong has been our Senior Vice President, Corporate Finance since November 2009. Mr. Armstrong previously served as Vice President, Investor Relations and Corporate Communications since 2000. Prior to joining the Company in 1997, he held various Treasury and Finance positions at Carolina Power and Light Co. (formerly Progress Energy).

Joanne L. Townsend

Ms. Townsend became our Senior Vice President, Human Resources, in November 2012. Prior to joining CommScope, she was the Chief Human Resource Officer at Zebra Technologies Corporation from 2008 to November 2012. Ms. Townsend has more than 30 years of experience in human resources (HR), including a long-term career with Motorola where she spent time in the Asia Pacific region as an expatriate in Hong Kong and had global responsibility for sales and marketing organizations; functional experience in employee relations, compensation and staffing; and experience in strategic HR support for a variety of business functions. Additionally, Ms. Townsend worked for CommScope from 2007 to 2008 as a vice president of HR, supporting the Wireless segment.

PROPOSAL No. 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. Our directors are divided into three classes with staggered three-year terms so that the term of one class expires at each annual meeting of stockholders. Three nominees will be proposed for election as Class I directors at the Annual Meeting on May 2, 2014.

It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual meeting of stockholders in 2017 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

All of the nominees are presently serving as directors of the Company. The nominees have agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled.

Nominees for Election as Class I Directors

Frank M. Drendel

Mr. Drendel, age 69, has been our Chairman of the Board since the Acquisition. He served as our Chairman of the Board and Chief Executive Officer from July 28, 1997 (when we were spun-off from General Instrument Corporation and became an independent company) until the Acquisition. Effective with the Acquisition, Mr. Drendel stepped down as Chief Executive Officer but remained the Chairman of the Board. Mr. Drendel served as a director of GI Delaware, a subsidiary of General Instrument Corporation, and its predecessors from 1987 to 1992 and was a director of General Instrument Corporation from 1992 until the spin-off and NextLevel Systems, Inc. (which was renamed General Instrument Corporation) from the spin-off until January 5, 2000. Mr. Drendel served as President and Chairman of CommScope, Inc. of North Carolina (CommScope NC), our wholly owned subsidiary from 1986 to 1997, and has served as Chief Executive Officer of CommScope NC since 1976. From 1971 to 1976, Mr. Drendel held various positions within CommScope NC.

Mr. Drendel is a director of the National Cable & Telecommunications Association, the principal trade association of the cable industry in the United States, and was inducted into the Cable Television Hall of Fame in 2002. Mr. Drendel joined the board of directors of Tyco International, Ltd. on September 14, 2012 and served as a director of Sprint Nextel Corporation from August 2005 to May 2008 and as a director of Nextel Communications, Inc. from August 1997 to August 2005. The Board of Directors has concluded that Mr. Drendel should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry, as well as an understanding of the telecommunications industry. Pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement,” Mr. Drendel has the right to be nominated and serve as a board member, and to serve as the non-executive chairman of the Board, for so long as he is employed by us pursuant to his employment agreement. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel.

Marco De Benedetti

Mr. De Benedetti, age 51, became a member of our Board of Directors following the Acquisition. He joined Carlyle in 2005 and is currently a Managing Director and Co-head of Carlyle’s European Buyout Group, particularly focusing on the telecommunications and branded consumer goods sectors. Prior to joining Carlyle, Mr. De Benedetti was the Chief Executive Officer of Telecom Italia. Mr. De Benedetti was the Chief Executive Officer of Telecom Italia Mobile from 1999 until its merger with Telecom Italia. Mr. De Benedetti currently also serves on the boards of directors of NBTY Inc., Moncler SpA, Twin-Set Simona Barbieri and Cofide SpA. He

served on the boards of directors of Numericable Group SA and Zodiac Marine & Pool during 2013 and Parmalat S.p.A. between 2005 and 2011. The Board of Directors has concluded that Mr. De Benedetti should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning. Mr. De Benedetti is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Peter J. Clare

Mr. Clare, age 48, became a member of our Board of Directors following the Acquisition. Mr. Clare currently serves as a Managing Director of The Carlyle Group as well as Co-head of U.S. Buyout Group. Prior to joining Carlyle in 1992, Mr. Clare was with First City Capital Corporation, a private equity firm that invested in leveraged buyouts, public equities, distressed bonds and restructuring. Prior to joining First City Capital, he was with the Interfunding/Merchant Banking Group and Leveraged Buyout Department of Prudential-Bache Capital Funding. Mr. Clare currently serves on the boards of directors of Booz Allen Hamilton Holding Corporation, Sequa Corporation and Pharmaceutical Product Group. He served on the board of directors of Wesco Aircraft Holdings, Inc. between 2006 and 2012 and ARINC Inc. between 2007 and 2013. The Board of Directors has concluded that Mr. Clare should serve as a director because he brings significant experience in finance, financial reporting, compliance and controls and global businesses, has public company directorship and committee experience and has significant core business skills, including financial and strategic planning. Mr. Clare is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

The Board of Directors of the Company recommends a vote “FOR” each of the foregoing nominees for election as Class I directors.

Directors Continuing in Office

Continuing Class II Directors with Terms Expiring at the 2015 Annual Meeting of Stockholders

Campbell (Cam) R. Dyer

Mr. Dyer, age 40, became a member of our Board of Directors following the Acquisition. He currently serves as a Managing Director in the Technology Buyout Group of The Carlyle Group, which he joined in 2002. Prior to joining Carlyle, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners (now Chicago Growth Partners), a consultant with Bain & Company and an investment banking analyst in the M&A Group of Bowles, Hollowell, Conner & Co. He also serves on the board of directors of SS&C Technologies, Inc. The Board of Directors has concluded that Mr. Dyer should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry. Mr. Dyer is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Stephen (Steve) C. Gray

Mr. Gray, age 55, became a member of our Board of Directors following the Acquisition. He joined Carlyle in 2007 and currently serves as a Senior Advisor to The Carlyle Group. Mr. Gray is the Founder and Chairman of Gray Venture Partners, LLC and previously served as President of McLeodUSA Incorporated from 1992 to 2004. Prior to joining McLeodUSA, he served from 1990 to 1992 as Vice President of Business Services at MCI Inc. and before that, from 1988 to 1990, he served as Senior Vice President of National Accounts and Carrier Services for TelecomUSA. From 1986 to 1988, Mr. Gray held a variety of sales management positions with WilTel Network Services and the Clayton W. Williams Companies, including ClayDesta Communications Inc.

Mr. Gray serves as the Chairman of ImOn Communications, LLC, SecurityCoverage, Inc., Involta, LLC and HH Ventures, LLC and he also serves on the board of directors for Syniverse Holdings, Inc. and served on the board of directors for Insight Communications, Inc. from December 2005 until February 2012. The Board of Directors has concluded that Mr. Gray should serve as a director because he has significant core business skills, including financial and strategic planning, and has extensive experience as a director. Mr. Gray is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

L. William (Bill) Krause

Mr. Krause, age 71, became a member of our Board of Directors following the Acquisition. Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. He also currently serves as a Senior Advisor to The Carlyle Group. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. Mr. Krause also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves on the boards of directors of the following public companies: Brocade Communications Systems, Inc., a network systems supplier; Coherent, Inc., a leading supplier of Photonic-based systems; and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. Mr. Krause also previously served as director for the following public companies during the last five years: Packateer, Inc., and the Trizetto Group, Inc. The Board of Directors has determined that Mr. Krause should serve as a director because of his years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than seven years of service as a director of Brocade. Mr. Krause is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Continuing Class III Directors with Terms Expiring at the 2016 Annual Meeting of Stockholders

Austin A. Adams

Mr. Adams, age 70, became a member of our Board of Directors in January 2014. He served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from July 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in October 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public companies: The Dun & Bradstreet Corporation, Spectra Energy, Inc. and CommunityOne Bancorp, where he is Chairman of the Board. He has not served as a director of any other public company in the last five years. The Board has concluded that Mr. Adams should serve as a director because he brings significant experience in information technology, has significant public company directorship and committee experience and has significant core business skills, including technology and strategic planning. Mr. Adams is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Timothy T. Yates

Mr. Yates, age 66, became a member of our Board of Directors following the IPO. Mr. Yates serves as a Director of Monster Worldwide, Inc., a publicly traded company, and he served as its Executive Vice President from June 2007 until June 2013 and Chief Financial Officer from June 2007 until January 2011 and to which he currently provides services as a consultant on an as-needed basis. Prior to that, Mr. Yates served as Senior Vice President, Chief Financial Officer and a Director of Symbol Technologies, Inc. from February 2006 to June 2007. From January 2007 to June 2007, he was responsible for the integration of Symbol into Motorola, Inc.’s

Enterprise Mobility business. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995. The Board of Directors has concluded that Mr. Yates should serve as a director because he has significant core business skills, including financial and strategic planning, and he has significant management experience and financial expertise. Mr. Yates is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Marvin (Eddie) S. Edwards, Jr.

Mr. Edwards, age 65, became our President and Chief Executive Officer and a member of our Board of Directors following the Acquisition. From January 1, 2010 to the Acquisition, Mr. Edwards was our President and Chief Operating Officer. Prior to that, Mr. Edwards served as our Executive Vice President of Business Development and General Manager, Wireless Network Solutions since the closing of the Andrew acquisition. Prior to the Andrew acquisition, he served as our Executive Vice President of Business Development and the Chairman of the Board of Directors of our wholly-owned subsidiary, Connectivity Solutions Manufacturing LLC, since April 2005. Mr. Edwards also served as President and Chief Executive Officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between the Company and The Furukawa Electric Co. Mr. Edwards has also served in various capacities with Alcatel, including President of Alcatel North America Cable Systems and President of Radio Frequency Systems. The Board of Directors has concluded that Mr. Edwards should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry, as well as an understanding of the telecommunications industry. Pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement,” Mr. Edwards has the right to be nominated and serve as a board member for so long as he serves as our Chief Executive Officer.

Claudius (Bud) E. Watts IV

Mr. Watts, age 52, became a member of our Board of Directors following the Acquisition. He currently serves as a Managing Director and Head of the Technology Buyout Group of The Carlyle Group. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the M&A group of First Union Securities, Inc. He joined First Union Securities when First Union acquired Bowles Hollowell Conner & Co., where Mr. Watts was a principal. He also serves on the board of directors of Freescale Semiconductor and formerly SS&C Technologies, Inc. and has previously served on the boards of directors of numerous other Carlyle portfolio companies over the past 13 years. The Board of Directors has concluded that Mr. Watts should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry. Mr. Watts is a director designated by Carlyle pursuant to the terms of the amended and restated stockholders agreement described under “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

PROPOSAL No. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the Commission enacted requirements for the Company to present to its stockholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 28 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 28, and cast a vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis beginning on page 28, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. The Board of Directors believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board of Directors, the Company strongly encourages all stockholders to vote on this matter.

The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

PROPOSAL No. 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal No. 2, the Board of Directors values the input of stockholders regarding the Company’s executive compensation practices. Stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal No. 2, will occur. Stockholders can advise the Board on whether such votes should occur every year, every two years or every three years or may abstain from voting.

This is an advisory vote, and as such is not binding on the Board of Directors. However, the Board of Directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

The Board of Directors recommends that stockholders vote for advisory votes on executive compensation to be held every year. An annual approach provides regular input by stockholders. Stockholders are not being asked to approve or disapprove of the Board of Directors’ recommendation, but rather to indicate their own choice as among the frequency options.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as either every year, every two years, or every three years or you may mark “abstain” on this proposal.

The Board of Directors recommends a vote for “EVERY YEAR” for Proposal No. 3.

PROPOSAL No. 4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2014 fiscal year. The Board of Directors is asking the stockholders to ratify and approve this action.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

Although such ratification is not required by law, the Board of Directors believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to retain the services of Ernst & Young LLP.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by Ernst & Young LLP and its affiliates (“E&Y”) for the audits of the Company’s consolidated financial statements for the years ended December 31, 2013 and 2012, and other services rendered during the years ended December 31, 2013 and 2012:

Fee Category	2013 (in thousands)	2012 (in thousands)
Audit Fees	$6,644	$4,981
Audit-Related Fees	227	305
Tax Fees	696	808
All Other Fees	—	—

TOTAL	$7,567	$6,094

Audit Fees

Audit Fees consist of the fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements, statutory audits and related services. Audit fees in 2013 also include fees and expenses for services associated with filing the registration statement for our IPO with the Commission.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, audits of certain benefit plans and reviews of financial statements and other due diligence services pertaining to potential business acquisitions and dispositions, including accounting and financial reporting matters.

Tax Fees

Tax Fees consist of the fees and expenses for tax compliance, primarily the preparation of original and amended tax returns, assistance with tax audits and claims for refunds and tax planning services.

All Other Fees

The Company did not have any fees for products and services other than those described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in 2013 or 2012.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services.

Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services and tax services provided by E&Y for 2013 and 2012 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” Proposal No. 4, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014. Proxies will be voted “FOR” ratification, unless otherwise specified in the proxy.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at http://www.commscope.com.

The Audit Committee consists of three directors, two of whom, Messrs. Adams and Yates, are independent within the meaning of the rules promulgated by the Commission and applicable Nasdaq rules. Under these rules, the Company is permitted to phase-in compliance with the independence requirements for members of its Audit Committee. The Company intends to comply with the requirement that the Company’s Audit Committee be comprised solely of members meeting applicable independence requirements within one year of the effectiveness of the Company’s registration statement on Form S-1.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management and the Company’s independent registered public accounting firm (Ernst & Young LLP or E&Y); (ii) discussed with E&Y the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from E&Y as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with E&Y their independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by E&Y, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining their independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Campbell R. Dyer (Chairman)

Timothy T. Yates

Austin A. Adams

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of the three directors named below. The Company is a “controlled company” pursuant to Nasdaq rules and, accordingly, is eligible to, and does, take advantage of the exemption provided in the Nasdaq listing standards from having a compensation committee composed entirely of independent directors.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the Commission. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2013 Annual Report on Form 10-K and in this Proxy Statement.

Claudius E. Watts, IV (Chairman)

Campbell R. Dyer

L. William Krause

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides an overview and analysis of (1) the elements comprising our compensation program for our named executive officers, or “NEOs,” identified below during 2013, (2) the material compensation decisions made by the Compensation Committee of our Board of Directors under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis and (3) the material factors our Compensation Committee considered in making those decisions. The principal objectives of our compensation program with respect to executives are to:

•	provide compensation opportunities that enable us to attract superior talent in a highly competitive industry;

•	retain key employees and reward outstanding achievement;

•	foster management’s performance in order to produce financial results that our Compensation Committee believes will enhance the long-term interests of the stockholders; and

•	align management’s interests with those of the stockholders and encourage executives to have equity stakes in our Company.

The primary elements of our executive compensation program are summarized in the following table:

Compensation Element	Primary Objectives
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent.
Annual Incentive Plan, Revenue Growth Plan, and Discretionary Performance Compensation Policy Awards	Provide major short-term incentives linked directly to increases in recognized financial measures.

Equity Incentive Awards	Emphasize our Company’s long-term performance objectives, promote the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of our Company.

Severance and Change in Control Benefits	Encourage key executives’ continued attention and dedication and focus their attention on Company objectives and stockholder value when considering strategic alternatives.

Supplemental Executive Retirement Plan and Deferred Compensation Plan	Provide an opportunity for savings and long-term financial security.

Employee Benefits and Perquisites	Attract and retain talented executives in a cost-efficient manner.

We intend for our NEOs’ total compensation to reflect a “pay for performance” compensation philosophy. Total compensation for our NEOs has been allocated between the compensation elements, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, in order to align the interests of management with the interests of stockholders and to provide competitive pay and benefits to our NEOs. The variable annual non-equity incentive awards and the equity awards are designed to ensure that total compensation reflects the overall success or failure of our Company and to motivate the NEOs to meet appropriate performance measures, thereby maximizing total return to stockholders.

For the year ended December 31, 2013, our NEOs were as follows:

•	Marvin S. Edwards, Jr., President and Chief Executive Officer (principal executive officer);

•	Mark A. Olson, Executive Vice President and Chief Financial Officer (principal financial officer);

•	Randall W. Crenshaw, Executive Vice President and Chief Operating Officer;

•	Frank B. Wyatt, II, Senior Vice President, General Counsel and Secretary;

•	Peter U. Karlsson, Senior Vice President, Global Sales; and

•	Frank M. Drendel, Chairman of the Board.

Determination of Compensation Awards

Our Compensation Committee is provided with the primary authority to determine and approve the compensation awards available to our NEOs and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry and the level of expertise and experience of our NEOs in their positions. To aid our Compensation Committee in making its determinations, our Chief Executive Officer provides recommendations annually to our Compensation Committee regarding the compensation of all officers who report directly to him.

For 2013, our Compensation Committee determined the total amount of compensation for our NEOs and the allocation of total compensation among each of the components of compensation, based generally on compensation levels from prior years and in reliance upon the judgment and general industry knowledge of its members obtained through years of service with comparably sized companies in our industry and other similar industries to ensure the attraction, development and retention of superior talent.

We believe that direct ownership in our Company provides our NEOs with a strong incentive to increase the value of our Company and we therefore historically have encouraged equity ownership by NEOs and other employees through a variety of means, including direct stock holdings and the award of stock options and other equity-based interests. While we encourage our directors and officers to be significant stockholders, we do not currently have any formal stock ownership guidelines. However, we believe that awards under our equity incentive programs to our NEOs substantially align their interests with those of stockholders.

2013 Elements of Compensation

Base Salary

We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent. In addition to considering industry and market practices, our Compensation Committee and Board of Directors annually review our NEOs’ performance. Adjustments in base salary are generally based on each NEO’s individual performance and level and scope of responsibility and experience, as well as considerations of market pay practices.

In connection with 2013 compensation recommendations, our Chief Executive Officer, with assistance from our Human Resources department including our Senior Vice President of Human Resources, reviewed publicly available compensation survey data, which did not identify individual compensation data for specific companies, to aid in making his annual compensation recommendations to our Compensation Committee. This review was not done for purposes of benchmarking compensation with any particular group of companies, but rather to ensure that compensation recommendations were generally consistent with market levels. Following our Chief Executive Officer’s recommendations, and consistent with past practices, in early 2013 our Compensation Committee increased base salaries for each of our NEOs. While most of the NEOs received base salary increases of approximately 2.9% to 3.5%, consistent with past practice, Mr. Olson received a more substantial base salary increase (5.7%) in order to better align his salary with market levels.

The base salaries for our NEOs in 2013, reflecting salary increases taking effect for such year, are set forth in the following table:

Name	2013 Base Salary(1)
Marvin S. Edwards, Jr.	$905,000
Mark A. Olson	$465,000
Randall W. Crenshaw	$640,000
Frank B. Wyatt, II	$450,000
Peter U. Karlsson	$455,000
Frank M. Drendel	$530,000

(1)	Reflects a base salary increase that occurred in April 2013.

Cash Incentive Plans

Our Compensation Committee believes that the payment of annual, performance-based, cash compensation provides incentives necessary to retain executive officers and reward them for short-term Company performance. Therefore, our Compensation Committee structures our compensation programs to reward executive officers based on our performance during each fiscal year.

Annual Incentive Plan

Historically, our Company’s financial performance and, when appropriate, operating segment financial performance has been taken into account when determining plan payouts for our NEOs under the CommScope Holding Company, Inc. Annual Incentive Plan, or the “AIP.” Our Company’s performance measures are approved by our Compensation Committee during the first quarter of the relevant performance year. Concurrently with the establishment of performance measures, target awards expressed as a percentage of base salary for the year are established for each of our NEOs.

Our Compensation Committee retains the subjective ability to, at any time prior to the final determination of awards, change the target award percentage of participants other than NEOs to reflect any change in the participant’s responsibility level or position during the course of the performance period. Our Compensation Committee may choose to make subjective changes to target award percentages or performance measures, as appropriate, to account for extraordinary business circumstances that are out of a business unit’s control. In addition, our Compensation Committee may in its sole discretion decrease the amount of an award that would be otherwise payable to a participant in the plan who is a NEO. If a change in control of our Company occurs, we will pay each participant a cash award equal to the participant’s target incentive for the AIP plan cycle then underway (with the payout prorated to the date of the change in control). We believe this is appropriate since the impact of a change in control on operating income or other financial targets is unpredictable and could potentially adversely affect participant awards under the AIP. In addition, we adopted a new AIP in connection with the IPO to provide our Compensation Committee with greater flexibility regarding annual bonus determinations starting in 2014. The new AIP is discussed in more detail under “—Executive Compensation Plans—2013 Long-Term Incentive Plan and Annual Incentive Plan” below.

For fiscal year 2013, our Compensation Committee approved the performance metrics for the 2013 performance year to be 15% based upon adjusted free cash flow (defined as cash flow from operations, less capital expenditures and adjustments for unusual items as approved by the Compensation Committee) and 85% based upon our Adjusted EBITDA. Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization (including impairments to goodwill and other intangible assets and adjustments for purchase accounting), equity-based compensation and certain non-cash, nonrecurring or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our AIP for the year ended December 31, 2013 (dollars in millions):

Performance Metric	Weighting	Threshold	Target	Maximum	Achieved
Adjusted free cash flow	15%	$102.5	$120.6	$120.6	$200.9
Adjusted EBITDA	85%	$491.3	$578.0	$693.6	$675.3

Based on the actual levels of achievement set forth above, Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel were entitled to bonus payments in amounts equal to approximately 184.1% of their target bonus amounts and our Compensation Committee did not exercise its discretion to reduce the payouts under the AIP.

The following table sets forth the threshold, target and maximum annual incentive award potential for, and the actual amount awarded to, each of our NEOs for 2013.

Name	Threshold Award (% of 2013 Base Salary)	Target Award (% of 2013 Base Salary)	Maximum Award (% of 2013 Base Salary)	Actual 2013 Award ($)(1)
Marvin S. Edwards, Jr.	62.5%	125%	241.9%	$2,065,270
Mark A. Olson	40%	80%	154.8%	$675,662
Randall W. Crenshaw	42.5%	85%	164.5%	$993,624
Frank B. Wyatt, II	35%	70%	135.5%	$575,054
Peter U. Karlsson	35%	70%	135.5%	$573,553
Frank M. Drendel	25%	50%	96.8%	$484,381

(1)	Actual award is based on base salary earnings for the year.

Revenue Generation Plan

For 2013, the Compensation Committee authorized the creation of an additional bonus pool of up to $10.0 million if the Company’s net revenues for 2013, after certain adjustments related to the impact of acquisitions, exceeded the actual net revenues for 2012 of $3,321.885 million (the Revenue Growth Plan or “RGP”). The Company’s net revenues for 2013, net of the acquisition-related adjustments, exceeded actual net revenues for 2012 by 4.38%, resulting in a total bonus pool of $6.745 million. The pool was allocated among all employees eligible to participate in the AIP, including each of our NEOs, based on their target AIP award for 2013 in relation to the sum of the target AIP awards for all eligible participants. The participation percentages for the named executive officers for 2013 were as follows: 3.1% for Mr. Edwards, 1.0% for Mr. Olson, 1.5% for Mr. Crenshaw, 0.9% for Mr. Wyatt, 0.9% for Mr. Karlsson and 0.7% for Mr. Drendel.

Discretionary Performance Compensation Policy

In addition to the AIP and RGP, we also provide the Discretionary Performance Compensation Policy, or the “DPCP,” a broad-based annual incentive program for all U.S.-based employees, including our NEOs. Under the DPCP, participants are eligible to receive a percentage of their annualized pay rate as of the end of the performance year as a cash incentive. The target percentage, which is the maximum payable under the DPCP, is established each calendar year by our Board of Directors or a committee thereof, generally during the first quarter of the performance year. The percentage payable is the same for each eligible employee and is set by a formulaic process based on achievement of established performance objectives. The DPCP is designed to encourage improved performance and reward employees for performance in the relevant performance year.

For the 2013 fiscal year, our Board of Directors set the target percentage at 2% of the year-end annualized pay rate for each eligible employee if our Company’s Adjusted EBITDA equaled or exceeded the Adjusted EBITDA target set forth in the AIP. The percentage to be provided to employees decreased as Company performance as a percent of the target Adjusted EBITDA declined, down to 0% if less than 50% of the target Adjusted EBITDA was reached. For the 2013 performance year the Adjusted EBITDA performance target was exceeded and the payment to each employee, including our NEOs, was 2.0% of his or her year-end annualized pay rate.

Equity Incentive Awards

Our Compensation Committee believes that key employees, who are in a position to make a substantial contribution to the long-term success of our Company and to build stockholder value, should have a significant and on-going stake in our Company’s success. Prior to becoming a private company in 2011, the annual grant of equity awards to the NEOs was a principal focus of our compensation program. In connection with our becoming a private company in 2011, we adopted a new equity incentive compensation plan, which we amended on February 19, 2013 (the Amended and Restated 2011 Incentive Plan) to increase the number of shares of common stock available for issuance thereunder, as so amended and restated, the “2011 Plan.” Shortly after becoming a private company in 2011, we made large, one-time equity incentive grants, or “founders awards,” to our NEOs under that plan. In addition, Mr. Olson received an additional stock option grant in connection with his promotion to Chief Financial Officer in 2012. We did not grant any equity-based awards to our NEOs during fiscal year 2013.

Certain of the outstanding options held by the NEOs are “rollover” options that were assumed by us in connection with the Acquisition. All rollover options became fully vested in connection with the Acquisition. All other outstanding equity awards held by our NEOs as of December 31, 2013 consist of founders award options granted under the 2011 Plan and were granted following the Acquisition in 2011, except that Mr. Olson received an additional founders award in 2012 in connection with his promotion to Chief Financial Officer, as described above. Half of the founders awards granted to each NEO are time-vested options that vest and become exercisable, subject to the continued employment of the NEO, in five equal annual installments (or four equal annual installments, with respect to Mr. Olson’s 2012 option award) beginning on January 14, 2012 (or January 14, 2013, with respect to Mr. Olson’s 2012 option grant). The remaining half of the founders awards granted to each NEO consists of performance-vested options that vest and become exercisable in annual installments over a period of five years (or four years, with respect to Mr. Olson’s 2012 option award), subject to the achievement of annual Adjusted EBITDA performance goals. The performance-vested options that would otherwise fail to become vested in accordance with the Adjusted EBITDA targets are eligible for catch-up vesting and/or carry-forward vesting if Adjusted EBITDA targets are exceeded in other performance years. Further, in the event of a “liquidity event” all time-vested options will vest in full and, if the liquidity event results in a return to Carlyle of at least a threshold multiple of its invested capital, all or a portion of the performance-vested options will vest in full (depending on the return Carlyle receives on its invested capital). For more information regarding the liquidity event provisions in the option agreements, see the discussion below under the heading “—Potential Payments Upon Termination or Change in Control—Equity Incentive Awards.”

For 2013, the Adjusted EBITDA threshold and maximum performance targets for the performance-based portion of the founders award options that were set at the time the options were granted in early 2011 were $583.0 million and $661.0 million, respectively. Actual Adjusted EBITDA for 2013 ($675.3 million) exceeded the maximum Adjusted EBITDA level, and therefore the applicable performance-vested options vested at a level of 100%. The Actual Adjusted EBITDA in excess of the maximum Adjusted EBITDA level was applied to the 2011 performance year in accordance with the catch-up vesting provisions of the option, but it was insufficient to achieve the threshold Adjusted EBITDA level for such year and no additional options vested. With respect to Mr. Olson’s option granted in 2012, the Actual Adjusted EBITDA in excess of the maximum Adjusted EBITDA level was applied to the 2012 performance year and additional options vested. For information about how we calculate Adjusted EBITDA see above under the heading “—2013 Elements of Compensation—Cash Incentive Plans—Annual Incentive Plan.”

On November 30, 2012, we declared and paid a special dividend of $200.0 million, or $1.29 per share, on our common stock, which we refer to herein as the “2012 Dividend.” In addition, on May 20, 2013 and June 28, 2013 we declared special dividends of $342.8 million, or $2.21 per share (paid on May 28, 2013), and $195.9 million, or $1.26 per share (paid on June 28, 2013), respectively, on our common stock, which we refer to herein together as the “2013 Dividends.” The 2012 Dividend and the 2013 Dividends are referred to herein together as the “Special Dividends.”

In connection with each Special Dividend and in accordance with the terms of the option agreements, the holders of outstanding options received equitable adjustments to reflect the reduction in the value of the common stock as a result of the Special Dividend. This adjustment took the form of one of the following (or a combination thereof): (i) a cash payment or (ii) a reduction in the exercise price per share under the option. All outstanding options granted under the 2011 Plan entitled the holders thereof to receive the adjustment through a reduction in exercise price of the underlying option. In connection with the 2012 Dividend, (i) some of the rollover options entitled the holders thereof to receive the adjustment through a reduction in exercise price of the underlying option and (ii) some of the rollover options entitled the holders thereof to receive the adjustment through a combination of a cash payment and a reduction in exercise price of the underlying option (in these cases, the aggregate amount of these adjustments equaled the amount of the dividend). However, in connection with the 2013 Dividends, all of the rollover options entitled the holders thereof to receive the adjustment in the form of cash payments.

The aggregate amount of the cash payments made with respect to the options in connection with the Special Dividends (including amounts paid to our NEOs) was $12.0 million; of this amount $0.7 million was paid in connection with the 2012 Dividend and the remaining $11.3 million was paid in connection with the 2013 Dividends.

In connection with the IPO, we adopted a new equity incentive plan and no further awards will be made under prior equity plans. The new equity incentive plan is discussed in more detail under “—Executive Compensation Plans—2013 Long-Term Incentive Plan and Annual Incentive Plan” below.

Supplemental Executive Retirement Plan

We maintain a nonqualified Supplemental Executive Retirement Plan, or the “SERP,” that is intended to provide retirement and related benefits to certain of our executive officers. All of the NEOs, other than Mr. Olson, participate in the SERP. Our Compensation Committee considers the SERP to be an important long-term retention program because, with certain exceptions, SERP participants must stay employed with us until retirement in order to receive any payment under the SERP. For additional information regarding the SERP, see below under “—Nonqualified Deferred Compensation.”

Employee Benefits and Perquisites

Our NEOs are eligible under the same plans as all other U.S. employees for medical, dental, vision and short-term and long-term disability insurance and a Health Savings Plan. We also maintain the CommScope, Inc. Retirement Savings Plan, or the “401(k) plan,” in which substantially all of our U.S. employees, including our NEOs, are eligible to participate. We currently contribute 2% of the participant’s salary and bonus and provide matching contributions of up to 4% of the participant’s salary and bonus, up to a maximum of 6% of the participant’s salary and bonus, subject to certain statutory limitations ($255,000 for 2013). In addition, we provide our NEOs with a supplemental term life insurance policy. We provide these benefits due to their relatively low cost and the high value they provide in attracting and retaining talented executives.

Deferred Compensation Plan

In October 2012, we adopted a voluntary non-qualified deferred compensation plan, or the “DCP,” that permits a group of our management, including the NEOs, and other key employees to defer up to 90% of their compensation (including base salary, AIP and DPCP awards), beginning with a portion of compensation earned under the AIP with respect to fiscal year 2012. For additional information regarding the DCP, see below under “—Nonqualified Deferred Compensation.”

Employment, Severance and Change in Control Arrangements

We have entered into employment agreements with Messrs. Edwards, Crenshaw and Drendel and severance protection agreements with Mr. Wyatt and Mr. Karlsson. During 2013, Mr. Olson was party to a severance protection agreement, which was replaced with an employment agreement in January 2014. The employment agreements entitle the executives to certain compensation and benefits and both the employment agreements and severance protection agreements entitle the executives to receive certain severance payments upon a qualifying termination of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Summary Compensation Table for 2013

The following table provides information regarding the compensation that we paid our NEOs for services rendered during the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Marvin S. Edwards, Jr.	2013	897,500	—	—	2,294,946	19,900	1,642,479	4,854,825
President and Chief Executive Officer	2012	868,750	—	—	1,926,546	12,281	457,141	3,264,718
Mark A. Olson	2013	458,750	500	—	754,180	—	129,274	1,342,704
Executive Vice President and Chief Financial Officer	2012	429,117	—	517,927	600,508	—	27,790	1,575,342
Randall W. Crenshaw	2013	635,000	—	—	1,108,216	21,786	994,240	2,759,242
Executive Vice President and Chief Operating Officer	2012	615,000	—	—	931,384	17,958	269,805	1,834,147
Frank B. Wyatt, II	2013	446,250	—	—	642,965	15,052	669,711	1,773,978
Senior Vice President, General Counsel and Secretary	2012	431,250	—	—	539,392	12,858	178,994	1,162,494
Peter U. Karlsson(6)	2013	445,000	—	—	641,411	7,149	284,369	1,377,929
Senior Vice President, Global Sales
Frank M. Drendel	2013	526,250	1,000	—	544,603	77,661	6,430,052	7,579,566
Chairman of the Board of Directors	2012	511,250	—	—	459,682	76,399	529,443	1,576,774

(1)	Amounts represent payments for service awards for Mr. Olson (20 years) and for Mr. Drendel (40 years).
(2)	Amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. Refer to Note 12 in the Notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013 for information regarding the assumptions used to value these awards.
(3)	Amounts for 2013 represent payments in 2014 with respect to the 2013 performance year pursuant to (i) the AIP of $2,065,270, $675,662, $993,624, $575,054, $573,553 and $484,381 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (ii) the RGP of $211,576, $69,218, $101,792, $58,911, $58,758 and $49,622 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, and (iii) the DPCP of $18,100, $9,300, $12,800, $9,000, $9,100 and $10,600 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively. Amounts for 2012 represent payments in 2013 with respect to the 2012 performance year pursuant to (i) the AIP of $1,909,046, $591,708, $918,984, $530,692 and $449,382, to Messrs. Edwards, Olson, Crenshaw, Wyatt and Drendel, respectively, and (ii) the DPCP of $17,500, $8,800, $12,400, $8,700 and $10,300, to Messrs. Edwards, Olson, Crenshaw, Wyatt and Drendel, respectively.
(4)	Amounts represent the portion of the aggregate earnings under the SERP that are “above market.”

(5)	Amounts represent (i) the employer base and matching contribution under the 401(k) plan in the amount of $15,300 on behalf of each of Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, (ii) our Company’s contribution under the SERP in the amount of $453,367, $235,982, $137,882, $137,462 and $135,128 for Messrs. Edwards, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (iii) payment by our Company of premiums of $432, $397, $432, $386, $385 and $432 for term life insurance on behalf of Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (iv) our Company’s contribution of $250 to the Healthcare Savings Accounts of each of Messrs., Olson, Crenshaw, Wyatt and Karlsson, who elected to be covered by such plan, and (v) cash payments of $1,173,380, $113,327, $742,276, $515,893, $130,972 and $6,279,192 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, for the equitable adjustment under the terms of their respective rollover options in respect of the 2013 Dividends. For additional information, see the discussion under the heading “—2013 Elements of Compensation—Equity Incentive Awards.”
(6)	Mr. Karlsson was not a named executive officer in 2012.

Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marvin S. Edwards, Jr.
2013 AIP(1)	—	560,938	1,121,875	2,170,828	—	—	—	—	—	—
2013 RGP (2)	—	—	313,658	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	18,100	—	—	—	—	—	—	—
Mark A. Olson
2013 AIP(1)	—	183,500	367,000	710,145	—	—	—	—	—	—
2013 RGP (2)	—	—	102,615	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	9,300	—	—	—	—	—	—	—
Randall W. Crenshaw
2013 AIP(1)	—	269,875	539,750	1,044,416	—	—	—	—	—	—
2013 RGP (2)	—	—	150,905	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	12,800	—	—	—	—	—	—	—
Frank B. Wyatt, II
2013 AIP(1)	—	156,188	312,375	604,446	—	—	—	—	—	—
2013 RGP (2)	—	—	87,335	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	9,000	—	—	—	—	—	—	—
Peter U. Karlsson
2013 AIP(1)	—	155,750	311,500	602,753	—	—	—	—	—	—
2013 RGP (2)	—	—	87,108	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	9,100	—	—	—	—	—	—	—
Frank M. Drendel
2013 AIP(1)	—	131,563	263,125	509,147	—	—	—	—	—	—
2013 RGP (2)	—	—	73,564	—	—	—	—	—	—	—
2013 DPCP(3)	—	—	10,600	—	—	—	—	—	—	—

(1)	Reflects the range of awards that could potentially have been earned during 2013 under our AIP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.
(2)	Reflects the maximum awards that could potentially have been earned during 2013 under our RGP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.
(3)	Reflects the maximum awards that could potentially have been earned during 2013 under our DPCP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.

Narrative Supplement to Summary Compensation Table for 2013 and Grants of Plan-Based Awards in 2013 Table

The terms of our cash incentive plans and equity incentive awards are described under “—2013 Elements of Compensation” above, our employment and severance agreements are described under “—Potential Payments upon Termination or Change in Control—Employment and Severance Protection Agreements” below, and our nonqualified deferred compensation plans are described under “—Nonqualified Deferred Compensation for 2013” below.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding outstanding stock options held by our NEOs as of December 31, 2013. Our NEOs did not hold any unvested stock awards as of December 31, 2013.

	Option Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price(4)	Option Expiration Date(5)
Marvin S. Edwards, Jr.	12/14/2005	16,815	(1)	—	—	$5.35	12/14/2015
	12/12/2006	11,400	(1)	—	—	$8.85	12/12/2016
	3/24/2009	47,964	(1)	—	—	$2.96	3/24/2019
	1/20/2010	261,183	(1)	—	—	$8.55	1/20/2020
	1/26/2011	525,733	(2)	596,295	865,622	$5.74	1/26/2021
Mark A. Olson	3/24/2009	12,375	(1)	—	—	$2.96	3/24/2019
	1/20/2010	20,208	(1)	—	—	$8.55	1/20/2020
	1/26/2011	43,809	(2)	49,689	72,132	$5.74	1/26/2021
	2/21/2012	32,701	(2)	59,639	66,696	$5.57	2/21/2021
Randall W. Crenshaw	12/14/2005	14,160	(1)	—	—	$5.35	12/14/2015
	12/12/2006	13,500	(1)	—	—	$8.85	12/12/2016
	3/24/2009	47,964	(1)	—	—	$2.96	3/24/2019
	1/20/2010	137,790	(1)	—	—	$8.55	1/20/2020
	1/26/2011	175,244	(2)	198,765	288,541	$5.74	1/26/2021
Frank B. Wyatt, II	12/14/2005	5,901	(1)	—	—	$5.35	12/14/2015
	12/12/2006	11,400	(1)	—	—	$8.85	12/12/2016
	3/24/2009	43,500	(1)	—	—	$2.96	3/24/2019
	1/20/2010	87,525	(1)	—	—	$8.55	1/20/2020
	1/26/2011	70,105	(2)	79,515	115,430	$5.74	1/26/2021
Peter U. Karlsson	12/14/2005	2,901	(1)	—	—	$5.35	12/14/2015
	12/12/2006	6,480	(1)	—	—	$8.85	12/12/2016
	3/24/2009	12,375	(1)	—	—	$2.96	3/24/2019
	1/20/2010	15,900	(1)	—	—	$8.55	1/20/2020
	1/26/2011	70,105	(2)	79,515	115,430	$5.74	1/26/2021
Frank M. Drendel	12/16/2004	466,800	(1)	—	—	$5.02	12/16/2014
	12/14/2005	224,400	(1)	—	—	$5.35	12/14/2015
	12/12/2006	153,300	(1)	—	—	$8.85	12/12/2016
	3/24/2009	400,038	(1)	—	—	$2.96	3/24/2019
	1/20/2010	560,811	(1)	—	—	$8.55	1/20/2020
	1/26/2011	175,244	(2)	198,765	288,541	$5.74	1/26/2021

(1)	Represents rollover options which became fully vested and exercisable in conjunction with the Acquisition.

(2)	Represents options granted following the Acquisition. These options vest and become exercisable, subject to the continued employment of the NEO, in five equal annual installments (or four equal annual installments, with respect to Mr. Olson’s 2012 option grant) beginning on January 14, 2012 (or January 14, 2013, with respect to Mr. Olson’s 2012 option grant).
(3)	Represents options granted following the Acquisition. These options vest and become exercisable, subject to the continued employment of the NEO, in annual installments over a period of five years (or four years, with respect to Mr. Olson’s 2012 option award), subject to the achievement of annual Adjusted EBITDA performance goals. The number of unexercisable options includes options that vested in early 2014 due to the 100% level of achievement of the 2013 Adjusted EBITDA performance goal, but which remained unvested as of December 31, 2013 and were subject to the NEOs’ continued employment until the date our Compensation Committee certified the applicable performance level in accordance with the terms of the founders options. The performance-vested options that previously failed to become vested in accordance with the Adjusted EBITDA targets will be eligible for catch-up vesting if certain Adjusted EBITDA targets are met in successive performance years. Based on 2013 performance, Mr. Olson’s 2012 option became vested as to an additional 26.7% due to catch-up vesting.
(4)	Option exercise prices reflect equitable adjustments by our Board in connection with the Special Dividends. For more information about the Special Dividends, see the discussion under the heading “—2013 Elements of Compensation—Equity Incentive Awards.”
(5)	The options expire on the tenth anniversary of the date of grant, except for Mr. Olson’s 2012 option grant, which expires on the ninth anniversary of the date of grant.

Option Exercises and Stock Vested for 2013

None of our NEOs exercised stock options or became vested in shares of our common stock during the year ended December 31, 2013.

Nonqualified Deferred Compensation for 2013

The Nonqualified Deferred Compensation table reflects information about the SERP and the DCP for 2013.

SERP

The SERP is an unfunded defined contribution type retirement plan maintained for the benefit of a select group of our management and/or highly compensated employees. The SERP provides for an annual contribution by us to each participant’s account in an amount generally equal to 5% of such participant’s base salary, AIP bonus, RGP and DPCP incentive paid for the respective year up to a cap (which in 2013 was $255,000), plus 15% of the amount in excess of the cap. Equity-based compensation is not taken into account for purposes of the SERP. In addition to annual contributions, participants’ accounts generally accrue interest each year. In January 2011, we determined that the interest rate for 2011 would be 5%, and it has remained at 5% since 2011. We review the interest rate annually.

Participants become vested in their SERP account on the date that is one year and 31 days following the date they receive notification of their participation in the SERP, or the “Vesting Date”; however, there are generally no payments to participants until retirement at age 55 or older with at least 10 years of service, or at age 65 without regard to any service requirement, or “Retirement.” Pursuant to the terms of the SERP, a participant generally will receive the full value of his account balance upon the participant’s termination or resignation for any reason once he is eligible for Retirement. However, participants (or participant’s beneficiaries, in the case of a participant’s death) may also receive benefits prior to Retirement in the following situations: (1) if the participant dies before Retirement; (2) if the participant experiences a disability (as defined in the SERP) before beginning to receive any SERP benefits; (3) if the participant’s employment is involuntarily terminated, for reasons other than for cause, on or after his Vesting Date; or (4) if the participant terminates employment for any reason other than for cause within two years after the later of his Vesting Date or a change in control of our Company. In addition, the SERP was amended in 2011 to provide that participants employed with us as of the Acquisition in 2011 would be eligible to receive their SERP benefits upon termination of employment prior to Retirement, except if the participant is terminated for cause. Payment to the SERP participants generally occurs on the next following January 31 or July 31, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination.

Messrs. Edwards, Crenshaw and Drendel are vested in their SERP accounts and eligible for Retirement, so they would receive their account balance if their employment terminated for any reason. Messrs. Wyatt and Karlsson are currently vested in their SERP accounts and, though they are not eligible for Retirement, pursuant to the 2011 amendment, they are eligible to receive the full value of their SERP accounts upon any termination of employment, other than for cause.

DCP

The DCP permits a select group of our management, including the NEOs, and other key employees to defer up to 90% of their compensation (including base salary, AIP bonus and DPCP awards), beginning with compensation earned under the AIP with respect to fiscal year 2012. Our obligations under the DCP are funded with contributions to a rabbi trust, and participants may invest the amounts credited to their accounts in one or more notional investments that are similar to the investment offerings provided under our 401(k) plan. Participants’ accounts are 100% vested at all times, and we do not provide matching or other Company contributions to the DCP. In general, upon a participant’s termination of employment, he or she may elect to receive a distribution in a lump sum or annual installments over a period of two to ten years, which distribution will commence, per the participant’s election, as soon as practical following (i) termination of employment, or (ii) the earlier of (A) a specific date, or (B) the date of termination (provided that if termination is due to retirement, payments will commence as of the elected specified date). Upon a participant’s death or disability, or upon the occurrence of a change in control of the Company, the participant’s entire balance will be paid to him or her (or the participant’s estate or beneficiary, as applicable) in a single lump sum.

The following table depicts the value of benefits accumulated by our NEOs under the SERP and the DCP as of December 31, 2013.

Name	Plan	Executive contributions in last fiscal year		Registrant contributions up to cap in last fiscal year(2)	Registrant contributions in excess of cap in last fiscal year(2)	Aggregate earnings in last fiscal year(3)	Aggregate balance at last fiscal year end(4)
Marvin S. Edwards, Jr.	SERP	—		$12,750	$440,617	$50,253	$1,511,299
	DCP	$1,032,635	(1)	—	—	$581	$1,274,867
Mark A. Olson	SERP	—		—	—	—	—
	DCP	—		—	—	—	—
Randall W. Crenshaw	SERP	—		$12,750	$223,232	$55,015	$1,393,160
	DCP	$1,218,162	(1)	—	—	$12,094	$1,439,838
Frank B. Wyatt, II	SERP	—		$12,750	$125,132	$38,011	$937,426
	DCP	—		—	—	—	—
Peter U. Karlsson	SERP	—		$12,750	$124,712	$18,052	$517,795
	DCP	$232,388	(1)	—	—	$4,075	$236,463
Frank M. Drendel	SERP	—		$12,750	$122,378	$196,113	$4,255,037
	DCP	—		—	—	—	—

(1)	Reflects executive contributions made in 2013 for salary deferral and executive contributions made in 2014, which are based on 2013 earnings under the AIP and DPCP, as included in the Summary Compensation table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions to the SERP are generally equal to 5% of participant’s base salary, AIP bonus, RGP bonus, and DPCP award up to a cap (which in 2013 was $255,000), plus 15% of the amount in excess of the cap. Contributions to the SERP are included in the Summary Compensation table in the “All Other Compensation” column. The Company does not provide matching or other Company contributions to the DCP.
(3)	With respect to the SERP, the portion of the aggregate earnings that are “above market” is included in the Summary Compensation table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
(4)	Includes amounts that were reported in the Summary Compensation table for 2013 and 2012.

Potential Payments upon Termination or Change in Control

Employment and Severance Protection Agreements

Each of our named executive officers is party to an employment agreement or severance protection agreement that entitles him to the right to receive certain severance payments upon a qualifying termination of employment.

Employment Agreements with Messrs. Edwards and Crenshaw

We are party to employment agreements with Messrs. Edwards and Crenshaw, each of which expires on December 31, 2014, subject to automatic renewal for additional one-year periods unless at least 90 days prior written notice of non-renewal is given by us. Pursuant to the agreements, in the event the executive’s employment is terminated by us by notice of non-renewal of the term of the agreement, by us for any reason other than for cause or disability or by the executive for good reason, he will be entitled to receive his accrued compensation and each of the following:

•	severance pay in an amount equal to two times the sum of (A) his then current base salary, and (B) his base salary multiplied by 1.25, in the case of Mr. Edwards, or 0.85, in the case of Mr. Crenshaw, payable in equal monthly installments over two years (the “Termination Benefits Period”) or, upon termination within twenty-four months following a change in control, in a single lump sum;

•	a prorated bonus under the AIP for the fiscal year in which his termination occurs, based on actual performance and payable at the same time our Company pays bonuses to its other executive officers;

•	a cash payment equal to the cost we would have incurred had the executive continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents during the Termination Benefits Period, payable in periodic installments in accordance with our payroll practice (the “Medical Coverage Payments”); and

•	if at the end of the Termination Benefits Period, the executive is not employed by another entity (including self-employment), then for six months (or his earlier re-employment) he will receive (i) an additional monthly payment equal to one-twelfth of the sum of (A) his base salary and (B) his base salary multiplied by 1.25, in the case of Mr. Edwards, or 0.85, in the case of Mr. Crenshaw, and (ii) continuation of the Medical Coverage Payments (provided that such Medical Coverage Payments will not cease upon re-employment unless the executive obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans).

For purposes of Messrs. Edwards’ and Crenshaw’s agreements, “good reason” includes material breach of the agreement, a material diminution in duties, failure to continue the executive in his role as sole President and CEO without his prior written consent, in the case of Mr. Edwards, or Chief Operating Officer, in the case of Mr. Crenshaw, any reduction in salary or target bonus opportunity, relocation of the executive’s place of employment by more than twenty-five miles without his prior written consent and, in the case of Mr. Edwards, our failure to nominate him to our Board.

If the executive’s employment is terminated by us for cause or disability, by reason of his death or by the executive other than for good reason, we will pay to the executive his accrued compensation. In addition, in the event of the executive’s death, his estate will be entitled to receive a prorated bonus under the AIP for the fiscal year in which his death occurs, payable at the same time our Company pays bonuses to its other executive officers and based on actual performance.

Severance Protection Agreements with Messrs. Olson and Wyatt

We are party to a severance protection agreement with Mr. Wyatt, and during 2013, we were party to a severance protection agreement with Mr. Olson. Mr. Olson’s severance protection agreement was superseded and terminated in connection with his new employment agreement in 2014, as described below under “—New Employment Agreement with Mr. Olson.” These severance protection agreements are on 1-year terms automatically renewing on January 1 of each year unless ninety (90) days prior notification is given to either us or the executive, except that the term may not expire prior to 24 months following a change in control (as defined in the agreements). Pursuant to the agreements, in the event the executive’s employment is terminated within 24 months after a change in control (i) by us for any reason other than for cause or disability or (ii) by the executive for good reason (which definition includes, among other things, an adverse change in status or duties, a reduction in salary or benefits, and a relocation of the executive’s place of employment by more than twenty-five miles), the executive will be entitled to receive accrued compensation and each of the following:

•	severance pay in an amount equal to one and one-half (1 1/2) times the executive’s then current base salary plus one and one-half (1 1/2) times the target annual incentive payable to the executive under the AIP for the fiscal year immediately preceding the fiscal year of termination;

•	a prorated bonus under the AIP for the fiscal year in which his termination occurs, based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination;

•	continuation of the executive’s and his dependents’ and beneficiaries’ life insurance, disability, medical, dental and hospitalization benefits for 18 months (the “Termination Benefits Period”);

•	if, at the end of the Termination Benefits Period, the executive is not employed by another employer (including self-employment), then for six months (or his earlier re-employment with another entity) he will receive (i) an additional monthly payment equal to one-twelfth of the executive’s then current base salary plus one-twelfth of the target annual incentive payable to the executive for the fiscal year immediately preceding the fiscal year of termination, and (ii) continuation of the benefits discussed in the bullet above (provided that such benefits will not cease upon re-employment unless the executive obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans); and

•	reimbursement for (i) outplacement assistance services (up to 25% of the sum of then-current year salary and prior year target bonus), (ii) tax and financial planning assistance (up to $2,000) and (iii) relocation expenses under certain circumstances.

If the executive’s employment is terminated by us within 24 months after a change in control for cause or disability, by reason of the executive’s death or by the executive other than for good reason, we will pay to the executive his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination by us for disability or due to the executive’s death, the executive will receive a pro rata bonus for the year of termination based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination.

Further, if the executive’s employment is terminated by us other than for cause at any time prior to the date of a change in control and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control or (ii) the executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control.

Severance Protection Agreement with Mr. Karlsson

We are also a party to a severance protection agreement with Mr. Karlsson. His agreement is on a 1-year term automatically renewing on January 1 of each year unless ninety (90) days prior notification is given to either us or the executive, except that the term may not expire prior to 24 months following a change in control (as defined in the agreement). Pursuant to the agreement, in the event that Mr. Karlsson’s employment is terminated within 24 months after a change in control (i) by us for any reason other than for cause or disability or (ii) by Mr. Karlsson for good reason (which definition includes, among other things, an adverse change in status or duties and a reduction in salary or benefits), Mr. Karlsson will be entitled to receive accrued compensation and each of the following:

•	severance pay in an amount equal to his then current base salary;

•	a prorated bonus for the fiscal year in which his termination occurs, based on the actual bonus that would have been payable to him for the year in which the termination occurs; and

•	continuation of Mr. Karlsson’s and his dependents’ health benefits for 12 months (the “Termination Benefits Period”).

If Mr. Karlsson’s employment is terminated by us within 24 months after a change in control for cause or disability, by reason of his death or by Mr. Karlsson other than for good reason, we will pay to him his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination by us for disability or due to Mr. Karlsson’s death, he will receive a pro rata bonus for the year of termination, based on the actual bonus that would have been payable to him for the year in which the termination occurs.

Further, if Mr. Karlsson’s employment is terminated by us other than for cause at any time prior to the date of a change in control and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control or (ii) Mr. Karlsson reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control.

Employment Agreement with Mr. Drendel

Mr. Drendel’s employment agreement expires on December 31, 2014, subject to automatic renewal for additional one-year periods unless at least 90 days prior written notice of non-renewal is given. Pursuant to the agreement, in the event his employment is terminated by us by notice of non-renewal of the term of the agreement, by us for any reason other than for cause or by Mr. Drendel for any reason, he will be entitled to receive his accrued compensation and each of the following: (i) an amount (the “Severance Payment”) equal to the greater of (A) $5,200,000 less the compensation paid to him during his term as Chairman and (B) two times the sum of (X) his base salary and (Y) his base salary multiplied by 0.50, payable in a single lump sum payment within thirty days following termination; and (ii) a cash payment equal to the cost our Company would have incurred had he continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents for 24 months following his termination of employment, payable in periodic installments in accordance with our payroll practice.

If Mr. Drendel’s employment is terminated by us for cause or by reason of his death, we will pay to him his accrued compensation. In addition, in the event of Mr. Drendel’s death, his estate will be entitled to receive the Severance Payment payable in a single lump sum payment within thirty days following his death.

New Employment Agreement with Mr. Olson

In January 2014, we entered into an employment agreement with Mr. Olson, which replaced the severance protection agreement to which he was a party in 2013. Mr. Olson’s new employment agreement has substantially similar terms as Mr. Crenshaw’s employment agreement, as described above under “—Employment Agreements with Messrs. Edwards and Crenshaw.”

280G Tax Gross-Up Provisions

The employment agreements with Messrs. Edwards, Crenshaw and Drendel and the severance protection agreement with Mr. Wyatt provide for a gross-up payment by our Company in the event that the total payments the executive receives under the agreement, or otherwise (for example, due to accelerated vesting of equity), are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code.” In such an event, we will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax. Mr. Olson’s new employment agreement entered into in January 2014 includes a similar tax provision. Mr. Olson’s severance protection agreement that was in place in 2013 provided for a modified cut-back, meaning that his severance benefits would have been reduced to avoid the excise tax, but only if he would benefit from such reduction, net of taxes. Mr. Karlsson’s severance protection agreement does not contain any provision with respect to gross-up payments or cut-backs in the event of such excise taxes.

Restrictive Covenants

Messrs. Edwards’, Crenshaw’s and Drendel’s employment agreements each contain cooperation and confidentiality covenants that apply during and following the executives’ respective employment with us. The agreements also contain certain non-compete and non-solicitation obligations that continue for a certain period following termination of employment, as follows: 24 months, in the case of Messrs. Edwards and Crenshaw (and up to an additional six months if the executive continues to receive the benefits discussed above following the conclusion of the Termination Benefits Period) and 60 months, in the case of Mr. Drendel. Messrs. Wyatt’s and Karlsson’s severance protection agreements, and Mr. Olson’s severance protection agreement that was in place in 2013, do not contain any restrictive covenants. Mr. Olson’s new employment agreement entered into in January 2014 includes covenants similar to Messrs. Edwards and Crenshaw.

The following table sets forth the estimated amount of the severance benefits each of our NEOs would receive under the termination scenarios identified therein, in each case assuming a termination of employment on December 31, 2013. The benefits described and quantified below are in addition to the compensation and benefits that would already be vested upon a NEO’s termination, including accrued but unpaid salary, accrued and unused vacation pay, amounts previously earned and deferred under the DCP and payments and benefits accrued under the 401(k) plan and the SERP.

Name	Payment	Termination for Cause or Resignation Without Good Reason(6)	Death or Disability	Termination Without Cause or Resignation for Good Reason Prior to a Change in Control	Termination Without Cause or Resignation for Good Reason After a Change in Control
Marvin S. Edwards, Jr.	Cash severance (1)	—	—	$5,090,625	$5,090,625
	Benefit continuation (3)	—	—	21,840	21,840
	Gross-Up (5)	—	—	—	5,180,101
	Total	—	—	$5,112,465	$10,292,566

Mark A. Olson	Cash severance (1)	—	—	—	$1,634,000
	Prorata bonus (2)	—	—	—	591,708
	Benefit continuation (3)	—	—	—	26,232
	Other benefits (4)	—	—	—	206,250
	Total	—	—	—	$2,458,190

Randall W. Crenshaw	Cash severance (1)	—	—	$2,960,000	$2,960,000
	Benefit continuation (3)	—	—	22,200	22,200
	Gross-Up (5)	—	—	—	1,845,003
	Total	—	—	$2,982,200	$4,827,203

Frank (Burk) B. Wyatt, II	Cash severance (1)	—	—	—	$1,503,750
	Prorata bonus (2)	—	—	—	530,692
	Benefit continuation (3)	—	—	—	26,640
	Other Benefits (4)	—	—	—	189,969
	Gross-Up (5)	—	—	—	1,202,553
	Total	—	—	—	$3,453,604

Peter U. Karlsson	Cash severance	—	—	—	$455,000
	Prorata bonus	—	—	—	641,411
	Benefit continuation	—	—	—	13,116
	Total	—	—	—	$1,109,527

Frank M. Drendel	Cash severance	$2,020,959	$2,020,959	$2,020,959	$2,020,959
	Benefit continuation	8,376	—	8,376	8,376
	Gross-Up (5)	—	—	—	—
	Total	$2,029,335	$2,020,959	$2,029,335	$2,029,335

(1)	Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, accordingly, receives an additional six months of severance.
(2)	Pursuant to the executive’s severance protection agreement, upon his termination of employment by the Company without cause, by the executive for good reason, or by reason of his death or disability, in each case within 24 months following a change in control, he would be entitled to a payment equal to the actual bonus paid to the executive with respect to the year prior to that in which the executive’s termination date occurs (in this case, 2012), pro-rated for the number of days the executive was employed during the year of such termination.
(3)	Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, therefore, receives an additional six months of benefits continuation.

(4)	Reflects reimbursement of outplacement expenses and for tax and financial planning services. Note that, in certain circumstances, Messrs. Olson and Wyatt would also be entitled to reimbursement for costs of relocation following a termination; however, estimates of these costs are not included in the amounts above.
(5)	Estimate of gross-up payment assumes acceleration of equity incentive awards, see below discussion under the heading “—Equity Incentive Awards.” Estimate of gross-up payment based on a 280G excise tax rate of 20%, a tax rate of 35% for federal, 1.45% for Medicare, and an appropriate state tax rate.
(6)	Mr. Drendel would not receive any severance or benefit continuation upon his termination for cause.

AIP

Pursuant to the terms of the AIP, in the event of a change in control of our Company (as defined in the AIP), within 60 days thereafter, we will pay to each participant immediately prior to such change in control (regardless of whether such participant remains in the employ of our Company following the change in control) an award equal to his or her target incentive for the AIP plan cycle then underway (prorated to the date of the change in control). Outside the context of a change in control, participants are eligible to receive a pro rata portion of their award if their employment is terminated due to death, disability or retirement (at age 65, or earlier with prior approval of our Company) as long as they had active service for at least three months during the performance period. Accordingly, assuming a change in control, death or disability on December 31, 2013, or, in the case of Mr. Edwards or Mr. Drendel, retirement on December 31, 2013, the payments in respect of AIP awards to the NEOs would be as follows: $1,121,875 for Mr. Edwards, $367,000 for Mr. Olson, $539,750 for Mr. Crenshaw, $312,375 for Mr. Wyatt, $311,500 for Karlsson and $263,125 for Mr. Drendel.

SERP

Pursuant to the terms of the SERP, a participant generally will receive the full value of his account balance upon the participant’s termination or resignation for any reason once he is eligible for Retirement. Messrs. Edwards, Crenshaw and Drendel are vested in their SERP accounts and eligible for Retirement, so they would receive the amounts shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end” were their employment terminated for any reason on December 31, 2013.

Messrs. Wyatt and Karlsson are currently vested in their SERP accounts and, though they are not eligible for Retirement, pursuant to the 2011 amendment to the SERP they are eligible to receive the full value of their SERP accounts upon any termination of employment, other than for cause. The value of their SERP accounts is based on an assumed effective date of December 31, 2013 shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end.”

Payment to the SERP participants generally occurs on the next following January 31 or July 31, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination.

Equity Incentive Awards

Per the terms of the option agreements, all of the time-vested options will vest immediately upon the occurrence of a liquidity event and all or a portion of the performance-vested options will vest immediately if Carlyle realizes a minimum return on its investment in connection with the liquidity event and depending on the level of the return on investment.

For purposes of these options, a “liquidity event” means either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of related transactions (by way of merger, consolidation or otherwise) of more than 50% of the total number of our equity securities held, directly or indirectly, by Carlyle as of January 14, 2011 for cash; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition

(other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of our Company, or our Company and its Subsidiaries taken as a whole, to any “person” for cash, other than to Carlyle or an affiliate of Carlyle. The occurrence of a change in control of us could in some circumstances also constitute a liquidity event for purposes of the stock options; however, a change in control of us could occur without triggering a liquidity event and a liquidity event could occur without the occurrence of a change in control.

Assuming the occurrence of a liquidity event on December 31, 2013, all of our NEOs’ unvested time-vested options would have vested and, based upon the fair market value of our shares of common stock as of such date ($18.93 per common share), 49% of our NEOs’ performance-vesting founders awards would have vested. The fair market value of the shares subject to the time-vested options that would have vested as a result of the liquidity event, net of the option exercise price, would have been as follows: $7,865,131 for Mr. Edwards, $1,452,175 for Mr. Olson, $2,621,710 for Mr. Crenshaw, $1,048,803 for Mr. Wyatt, $1,048,803 for Mr. Karlsson and $2,621,710 for Mr. Drendel. The fair market value of the shares subject to performance-vested options that would vest as a result of the liquidity event, net of the option exercise price, would have been as follows: $4,732,189 for Mr. Edwards, $743,585 for Mr. Olson, $1,577,392 for Mr. Crenshaw, $631,036 for Mr. Wyatt, $631,036 for Mr. Karlsson and $1,577,392 for Mr. Drendel.

Executive Compensation Plans

2013 Long-Term Incentive Plan and Annual Incentive Plan

In connection with the IPO, we adopted the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, or the “2013 LTIP,” and the AIP.

2013 LTIP

In connection with the IPO, we adopted the 2013 LTIP, the material terms of which are described below.

Purpose. The purpose of the 2013 LTIP is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our stockholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards. The 2013 LTIP authorizes our Compensation Committee to grant awards in any of the following forms:

•	Options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Code. The exercise price of an option granted under the 2013 LTIP may not be less than the fair market value of our common stock on the date of grant. Stock options granted under the 2013 LTIP may not have a term longer than ten years.

•	Stock appreciation rights, or “SARs,” which give the holder the right to receive the excess, if any, of the fair market value of one share of our common stock on the date of exercise, over the base price of the stock appreciation right. The base price of a SAR may not be less than the fair market value of our common stock on the date of grant. SARs granted under the 2013 LTIP may not have a term longer than ten years.

•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our Compensation Committee.

•	Restricted stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by our Compensation Committee.

•	Deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future, generally without any vesting or performance restrictions.

•	Other stock-based awards in the discretion of our Compensation Committee, including unrestricted stock grants.

•	Cash-based awards in the discretion of our Compensation Committee, including cash-based performance awards.

All awards will be evidenced by a written award certificate between us and the participant, which will include such provisions as may be specified by our Compensation Committee. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Awards to Non-Employee Directors. Awards granted under the 2013 LTIP to our non-employee directors will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Our Compensation Committee may not make discretionary grants under the 2013 LTIP to non-employee directors. See below under the heading “—Non-Employee Director Compensation Plan.”

Shares Available for Awards; Adjustments. Subject to adjustment as provided in the 2013 LTIP, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2013 LTIP as of December 31, 2013 is 18,560,380. Shares subject to awards that are canceled, terminated, forfeited, settled in cash, withheld to satisfy exercise prices or tax withholding obligations will again be available for awards under the 2013 LTIP. In the event of a nonreciprocal transaction between us and our stockholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2013 LTIP will be adjusted proportionately, and our Compensation Committee must make such adjustments to the 2013 LTIP and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Administration. The 2013 LTIP will be administered by our Compensation Committee. Our Compensation Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number of awards to be granted and the number of shares or dollar amount to which an award will relate and the terms and conditions thereof; prescribe the form of award; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2013 LTIP; make all other decisions and determinations that may be required under the 2013 LTIP and amend the 2013 LTIP. Our Board of Directors may at any time administer the 2013 LTIP. If it does so, it will have all the powers of our Compensation Committee under the 2013 LTIP. In addition, our Board of Directors or Compensation Committee may expressly delegate to a special committee some or all of our Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that our Compensation Committee may permit other transfers (other than transfers for value) where our Compensation Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by our Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	each of that participant’s outstanding options and SARs, or the portions thereof, that are solely subject to time-based vesting requirements will become vested and fully exercisable as of the date of termination;

•	each of that participant’s other outstanding awards, or the portions thereof, that are solely subject to time-based vesting restrictions will become vested, and such restrictions will lapse as of the date of termination; and

•	each of that participant’s outstanding options, SARs and other awards, or the portions thereof, that are solely subject to performance-vesting requirements or restrictions will be prorated based on the time elapsed prior to the date of termination and will remain eligible to vest based upon actual performance over the applicable performance period, and the non-prorated portion will be forfeited and canceled as of the date of termination.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award:

(A)	upon the occurrence of a change in control of our Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our Compensation Committee or Board of Directors:

•	all outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse;

•	the payout opportunities attainable under all outstanding performance-based awards will vest based on (i) target performance if the change in control occurs in the first half of the performance period or (ii) actual performance if the change in control occurs in the second half of the performance period and the awards will pay out on a pro rata basis, based on the time elapsed prior to the change in control, and

(B)	with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•	the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on (i) target performance if termination occurs in the first half of the performance period or (ii) actual performance if termination occurs in the second half of the performance period (measured as of the end of the calendar quarter immediately preceding the date of termination) and the awards will pay out on a pro rata basis, based on the time elapsed prior to the date of termination.

Discretionary Acceleration. Our Compensation Committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason, subject to certain limitations under Section 409A of the Code. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Certain Transactions. Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Termination and Amendment. The 2013 LTIP will terminate on the tenth anniversary of its adoption, or, if the stockholders approve an amendment to the 2013 LTIP that increases the number of shares subject to the 2013 LTIP, the tenth anniversary of the date of such approval, unless earlier terminated by our Board of Directors or Compensation Committee. Our Board or Compensation Committee may, at any time and from time to time, terminate or amend the 2013 LTIP, but if an amendment to the 2013 LTIP would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2013 LTIP may adversely affect any award previously granted under the 2013 LTIP without the written consent of the participant. Without the prior approval of our stockholders, and except as otherwise permitted by the antidilution provisions of the 2013 LTIP, the 2013 LTIP may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders or otherwise permitted by the antidilution provisions of the 2013 LTIP, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our stockholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our stockholders.

Annual Incentive Plan

In connection with the IPO, we adopted a new Annual Incentive Plan to replace our prior AIP. The material terms of new AIP are described below.

Purpose. The purpose of the new AIP is to enhance our ability to attract, motivate, reward and retain employees, to strengthen their commitment to our success and to align their interests with those of our stockholders by providing additional compensation to our designated employees based on the achievement of performance objectives.

Eligibility. The new AIP authorizes our Compensation Committee (or the CEO, with respect to participants who are not executive officers) to grant cash awards to selected employees based on the achievement of performance goals.

Administration. The new AIP is administered by our Compensation Committee, which has the authority to designate participants in the new AIP; establish target awards and payout formulae; determine the amount of awards; delegate to the CEO any authority or responsibility to administer the new AIP with respect to participants who are not executive officers; prescribe, amend and rescind rules, regulations and procedures for carrying out the new AIP; and construe and interpret the new AIP.

Determination of Performance Goals, Target Awards and Payouts. Our Compensation Committee (or the CEO, with respect to participants who are not executive officers) will establish for each participant (i) performance goals for the performance period, which may be based on our performance objectives or individual performance objectives, (ii) the target award, and (iii) the payout formula for purposes of determining the award payable. Following the conclusion of a performance period, our Compensation Committee (or the CEO, with respect to participants who are not executive officers) will determine the extent to which the performance goals applicable to each participant were achieved or exceeded, and the amount payable, if any, to each participant.

Termination of Employment. Unless otherwise determined by our Compensation Committee (or the CEO, with respect to participants who are not executive officers), a participant must be employed or on approved leave of absence as of the date of payment in order to receive an award. Notwithstanding the foregoing, our Compensation Committee or the CEO, as applicable, may determine, in their discretion and on a case-by-case basis, that a participant whose employment is terminated on account of death, disability or retirement will remain eligible to receive a prorated portion of his or her earned award.

Change in Control. Unless otherwise determined by our Compensation Committee, in the event a change in control occurs during a plan year, participants will receive a prorated target award for that plan year.

Termination and Amendment. Our Compensation Committee generally may terminate, suspend or amend the new AIP at any time. No amendment may be made without stockholder approval if such amendment otherwise requires stockholder approval by reason of any law, regulation or rule applicable to the new AIP.

Prior Equity Plans

In addition to the 2013 LTIP, we also maintain the 2011 Plan, the 2006 Long Term Incentive Plan, the Amended and Restated 1997 Long-Term Incentive Plan and the Andrew Corporation 2000 Management Incentive Program, which we refer to collectively herein as the “Prior Plans.” We will not grant any future awards under the Prior Plans. Our Compensation Committee administers each of the Prior Plans.

Amended and Restated 2011 Incentive Plan

As described above, on January 14, 2011, our Board of Directors and stockholders adopted the 2011 Plan, which was further amended on February 19, 2013. The 2011 Plan authorized our Compensation Committee to grant to employees, officers, directors and consultants of our Company and its affiliates options to purchase shares of the common stock, other stock-based awards and any other right or interest relating to stock or cash awards. As of December 31, 2013, 7,580,562 options and 574,567 share units were outstanding under the 2011 Plan. The share units could, at our option, be settled with 1,018,088 shares of common stock (assuming a per share price at the time of settlement of $18.93, which was the closing price of our common stock on December 31, 2013), in lieu of cash to settle $19.3 million owed by us under outstanding share units. No other equity awards are outstanding under the 2011 Plan.

2006 Long Term Incentive Plan

On May 5, 2006, our Board of Directors and stockholders adopted the 2006 Long Term Incentive Plan, which was further amended on May 1, 2009, as so amended, the “2006 Plan.” The 2006 Plan authorized our Compensation Committee to grant to employees, officers, directors and consultants of our Company and its affiliates awards in the form of restricted stock, restricted stock units, stock appreciation rights, options, dividend equivalents, performance awards and other stock awards. As of December 31, 2013, 2,467,266 fully-vested options were outstanding under the 2006 Plan, and no other equity awards are outstanding under the 2006 Plan.

Amended and Restated 1997 Long-Term Incentive Plan

The Amended and Restated 1997 Long-Term Incentive Plan was first approved by our Board of Directors and stockholders in 1997, and was amended on each of May 1, 1998, May 5, 2000, May 3, 2002, and May 7, 2004, as so amended, the “1997 Plan.” The 1997 Plan authorized our Compensation Committee to grant to employees and directors awards of stock options, restricted stock, performance units, performance shares, phantom stock and unrestricted stock awards. As of December 31, 2013, 730,977 fully-vested options were outstanding under the 1997 Plan, and no other equity awards are outstanding under the 1997 Plan.

Andrew Corporation 2000 Management Incentive Program

In connection with the acquisition of Andrew in 2007, we assumed the Andrew Corporation 2000 Management Incentive Program, or the “Andrew Plan.” All awards outstanding under the Andrew Plan became fully-vested at the closing of the Andrew acquisition. Thereafter, we continued to grant awards under the Andrew Plan and such awards became fully-vested at the closing of the Acquisition. As of December 31, 2013, 49,278 fully-vested options were outstanding under the Andrew Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	10,828,083	$6.15	18,560,380
Equity compensation plans not approved by security holders	—	—	—

Total	10,828,083	$6.15	18,560,380

Compensation of Directors

Directors who are employees of our Company or Carlyle receive no additional compensation for their service on our Board of Directors or its committees. We pay each non-employee director $75,000 per year for his service on our Board of Directors, payable quarterly, plus an additional $10,000 per year for each committee of our Board of Directors he served on. Prior to the IPO, we paid each non-employee director $60,000 per year for his service on our Board of Directors, payable quarterly, plus an additional $7,500 per year for each committee of our Board of Directors he served on. We also reimburse non-employee directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Our non-employee directors are eligible to receive awards under our equity incentive plans to the same extent as other service providers, except with regard to incentive stock options, and our non-employee directors received equity-based awards, in the form of stock options (if granted prior to the IPO) or restricted stock units (if granted subsequent to the IPO) at the time of their election to our Board of Directors. The options were granted with a per share exercise price equal to the estimated fair market value of one share of the common stock on the date of grant and were eligible to vest in five equal annual installments. The restricted stock units vest on the first anniversary of the grant date.

In 2013, we provided the following compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total (1)
L. William Krause	$70,721	—	$70,721
Stephen C. Gray	$70,721	—	$70,721
Timothy T. Yates	$15,603	$75,000	$90,603

(1)	We granted Mr. Yates restricted stock units relating to 5,003 shares of our common stock, which will vest October 25, 2014, subject to his continued membership on the Board of Directors. As of December 31, 2013, Mr. Krause and Mr. Gray held options to purchase 28,575 shares of our common stock which vest ratably over the five anniversary dates from January 14, 2011.

Non-Employee Director Compensation Plan

In connection with the IPO, we adopted the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, or the “Director Compensation Plan,” the material terms of which are described below. The Director Compensation Plan is a sub-plan of our 2013 LTIP. Accordingly, any equity award granted under the Director Compensation Plan will be issued pursuant to our 2013 LTIP and will be subject to the terms and conditions of the 2013 LTIP.

Purpose. The purpose of the Director Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of our Company or our affiliates (including Carlyle) for service as members of our Board of Directors by providing them with competitive compensation and an equity interest in our Company.

Eligible Participants. Participation in the Director Compensation Plan is limited to directors who are not employees of our Company or any of our affiliates (including Carlyle). We consider the senior advisors of Carlyle to be non-employee directors for purposes of the Director Compensation Plan and eligible to participate in the plan.

Annual Cash Retainer. Cash compensation under the Director Compensation Plan is based on service during each plan year, which is the period between annual meetings of our stockholders. Each non-employee director will receive a basic cash retainer for service as our director during each plan year, payable in quarterly installments in advance. Non-employee directors serving on the Audit Committee or the Compensation Committee, and the chair of the Audit Committee, will receive a supplemental cash retainer. Non-employee directors whose service begins on a date other than an annual meeting date will receive a prorated basic cash retainer, and a prorated supplemental cash retainer, if applicable, until the next annual meeting. The initial amounts of the cash retainers are provided in the table below. Our Compensation Committee may amend the Director Compensation Plan to change the amount of the cash retainers from time to time.

Annual Stock Retainer. In addition to the cash retainer, non-employee directors are also entitled to receive an annual stock retainer consisting of a grant of restricted stock units. Other than with respect to the two non-employee directors serving as directors prior to the IPO (Messrs. Gray and Krause, each of whom had previously been granted options), the first such annual restricted stock unit award was granted on the consummation of IPO and the Director Compensation Plan provides for an annual grant of restricted stock units on each anniversary of the IPO. Further, non-employee directors whose service begins on a date other than an anniversary of the IPO will receive a restricted stock unit retainer on the date such service begins, prorated through the next anniversary of the IPO. The current amount of the annual restricted stock unit retainer is provided in the table below. Our Compensation Committee may amend the Director Compensation Plan to change the amount and form of the stock retainer from time to time.

Administration. The Director Compensation Plan will be administered by our Compensation Committee. Our Compensation Committee will have the authority to interpret the Director Compensation Plan; establish, amend or rescind any rules and regulations relating to the Director Compensation Plan; and make all other determinations necessary or advisable for the administration of the Director Compensation Plan.

Termination and Amendment. The Director Compensation Plan will remain in effect until terminated by our Board of Directors or our Compensation Committee or the earlier termination or expiration of our 2013 LTIP and any successor plans. Our Compensation Committee may, at any time and from time to time, terminate or amend the Director Compensation Plan, but if an amendment to the Director Compensation Plan would require stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. Modification of equity awards granted under the Director Compensation Plan will be subject to the provisions of our 2013 LTIP.

Annual Non-Employee Director Compensation

Under Director Compensation Plan

Basic Cash Retainer	$ 75,000
Supplemental Cash Retainer
Audit Committee Chair (1)	$20,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Annual Stock Retainer (2)	$75,000

(1)	The chair of our Audit Committee does not also receive the $10,000 supplemental cash retainer as a member of such committee.
(2)	The value of the restricted stock units granted as the annual stock retainer is determined based upon the fair market value of the underlying shares of our common stock on the date of grant.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our management, through the human resources, finance and legal departments, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Commission and Nasdaq. Based on our records and other information, we believe that during the year ended December 31, 2013 all applicable Section 16(a) filing requirements were met.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2015 ANNUAL MEETING

Stockholders who intend to present proposals at the 2015 Annual Meeting of Stockholders, or the “2015 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, and such notice must be received no later than January 2, 2015. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the informational requirements and the other requirements related to stockholder proposals set forth in the Company’s Bylaws, in order to be eligible for inclusion in the Company’s proxy statement for its 2015 Annual Meeting.

Stockholders who wish to nominate directors or introduce an item of business at an annual meeting, without including such matters in the Company’s proxy statement, must comply with the informational requirements and the other requirements set forth in the Company’s Bylaws. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company no earlier than January 2, 2015 and no later than February 1, 2015 (i.e., no more than 120 days and no less than 90 days prior to May 2, 2015, the first anniversary of the Annual Meeting). A copy of the Company’s Bylaws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

AVAILABLE INFORMATION

Our website (www.commscope.com) contains copies of our Code of Conduct that applies to all of our directors, executive officers and Senior Financial and Accounting Officers, our Code of Ethics and Business Conduct that applies to all of our employees (including any subsequent amendments thereto or waivers therefrom), our Corporate Governance Guidelines and the charters of our Nominating, Audit and Compensation Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Conduct, Code of Ethics and Business Conduct, Corporate Governance Guidelines and charters of our Nominating, Audit and Compensation Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from our Investor Relations Department:

Investor Relations

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

U.S.A.

Phone: (828) 324-2200

E-mail: investor.relations@commscope.com

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filings by CommScope under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the Commission or incorporated by reference into any other filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.commscope.com, is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the Commission.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 2, 2014

The Proxy Statement and Annual Report are available at

http://ir.commscope.com/annuals.cfm

BY ORDER OF THE BOARD OF DIRECTORS

Frank B. Wyatt, II

Secretary

March 11, 2014

Hickory, North Carolina

ANNUAL MEETING OF SHAREHOLDERS OF

COMMSCOPE HOLDING COMPANY, INC.

May 2, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://ir.commscope.com/annuals.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20330403000000000000 5	050214

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED,

“FOR” PROPOSALS 2 AND 4, AND FOR “EVERY YEAR” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Advisory vote to approve the compensation paid to our named executive officers.	☐	☐	☐
		NOMINEES:			Every year	Every 2 years	Every 3 years	ABSTAIN
☐	FOR ALL NOMINEES	O Frank M. Drendel O Marco De Benedetti
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Peter J. Clare		3.	Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers. ☐	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)					FOR	AGAINST	ABSTAIN
				4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

NOTE: To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4, and for “EVERY YEAR” on Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

COMMSCOPE HOLDING COMPANY, INC.

May 2, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.commscope.com/annuals.cfm
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330403000000000000 5	050214

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED,

“FOR” PROPOSALS 2 AND 4, AND FOR “EVERY YEAR” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Advisory vote to approve the compensation paid to our named executive officers.	☐	☐	☐
		NOMINEES:			Every year	Every 2 years	Every 3 years	ABSTAIN
☐	FOR ALL NOMINEES	O Frank M. Drendel O Marco De Benedetti
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Peter J. Clare		3.	Advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers. ☐	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)					FOR	AGAINST	ABSTAIN
				4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

NOTE: To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4, and for “EVERY YEAR” on Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

0	¢

COMMSCOPE HOLDING COMPANY, INC.

Proxy for Annual Meeting of Shareholders on May 2, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark A. Olson and Frank B. Wyatt, II, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CommScope Holding Company, Inc., to be held May 2, 2014 at JPMorgan Chase & Co., 277 Park Avenue, 2nd Floor Conference Room, New York, NY 10172, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475	¢